UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  ___)

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐    Preliminary proxy statement.
☐    Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒    Definitive Proxy Statement.
☐    Definitive Additional Materials.
☐    Soliciting Material Pursuant to § 240.14a-12.

NORTHERN OIL AND GAS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☒    No fee required.

☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

4350 Baker Road ● Suite 400
Minnetonka, Minnesota 55343

April 13, 2023
Dear Stockholder:

We are pleased to invite you to attend the 2023 Annual Meeting of Stockholders of Northern Oil and Gas, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), to be conducted online on Thursday, May 25, 2023, commencing at 1:00 p.m. Central Time.

The meeting will be completely virtual. Hosting a virtual meeting provides expanded access, improved communication and cost savings for our stockholders and us and enables stockholder participation from any location around the world, reducing the carbon footprint associate with travel to the meeting. In addition to attendance via the Internet, stockholders have an opportunity to hear all portions of the official meeting, submit written questions during the meeting, vote electronically during the open poll portion of the meeting, and listen to any live responses to stockholder questions immediately following the formal meeting.

You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by logging in at: www.virtualshareholdermeeting.com/NOG2023. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.

The formal notice of the meeting and proxy statement follow this cover letter. Enclosed with this proxy statement are your proxy card, a return envelope and a copy of our Annual Report on Form 10-K for the year ended December 31, 2022.

We hope you are able to attend the meeting.
Thank you.

By Order of the Board of Directors,

Bahram Akradi Chairperson of the Board of Directors

NORTHERN OIL AND GAS, INC.
4350 Baker Road ● Suite 400
Minnetonka, Minnesota 55343

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2023

To the Stockholders of Northern Oil and Gas, Inc.:

Notice is hereby given that the 2023 Annual Meeting of Stockholders of Northern Oil and Gas, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), will be conducted online at www.virtualshareholdermeeting.com/NOG2023, on Thursday, May 25, 2023, at 1:00 p.m. Central Time (the “Annual Meeting”).  For purposes of attendance at the Annual Meeting, all references in this notice and the accompanying proxy statement to “attend,”, “present in person” or “in person” shall mean virtually present at the Annual Meeting. The Annual Meeting is being held for the following purposes:

1.    To elect eight directors to serve until the Annual Meeting of Stockholders in 2024;
2.    To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.    To add shares to and approve an Amended and Restated 2018 Equity Incentive Plan;
4.    To approve, on an advisory basis, the compensation paid to our named executive officers; and
5.    To approve, on an advisory basis, the frequency of holding future advisory votes on executive officer compensation.

Only stockholders of record at the close of business on March 28, 2023 are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting.  The following proxy materials and information are available for you to review online at www.northernoil.com/investors/news-events/annual-meeting: (i) our notice of annual meeting and proxy statement (which includes instructions on how to attend and vote your shares electronically during the Annual Meeting); (ii) our Annual Report on Form 10-K for the year ended December 31, 2022; and (iii) our form of proxy card.

Your vote is important.  You may vote your shares via the Internet both before and during the Annual Meeting, or by telephone or mail in advance.  Please refer to the section “Voting Instructions” for detailed voting instructions.  Whether or not you are able to attend the Annual Meeting virtually, we urge you to vote your shares in advance of the Annual Meeting as promptly as possible.

We look forward to you joining us during the Annual Meeting.

By Order of the Board of Directors,

Bahram Akradi Chairperson of the Board of Directors

Minnetonka, Minnesota
April 13, 2023

i

NORTHERN OIL AND GAS, INC.
4350 Baker Road ● Suite 400
Minnetonka, Minnesota 55343

PROXY STATEMENT
2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2023
THE ANNUAL MEETING
We are furnishing you this proxy statement in connection with the solicitation of proxies by our board of directors (our “Board of Directors” or our “Board”) in connection with the 2023 Annual Meeting of Stockholders of Northern Oil and Gas, Inc., a Delaware corporation (the “company,” “we,” “our” or “us”) that will be held online at www.virtualshareholdermeeting.com/NOG2023, on Thursday, May 25, 2023 at 1:00 p.m. Central Time (the “Annual Meeting”).

Definitive copies of this proxy statement and related proxy card, or a notice of internet availability, are first being sent on or about April 13, 2023 to all stockholders of record at the close of business on March 28, 2023 (the “record date”). On the record date, there were 85,357,123 shares of our common stock outstanding and entitled to vote at the Annual Meeting, which were held by approximately 221 holders of record.

Quorum; Abstentions; Broker Non-Votes

A quorum is necessary to hold a valid meeting. The presence (including virtually) in person or by proxy of holders representing a majority of the shares entitled to vote is required to constitute a quorum to hold the Annual Meeting. Based on the proposals to be voted upon, abstentions and broker non-votes will be counted as present for establishing a quorum, but will not count towards approval of the proposal to which such abstention or non-vote relates. A broker “non-vote” occurs when shares are held by a broker and (i) the broker does not have discretionary authority to vote on a particular matter and (ii) the broker has not received voting instructions from its customer.

If a valid proxy is provided and the stockholder has not indicated how the shares are to be voted at the Annual Meeting, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and will be voted in accordance with the Board of Directors’ recommendation on each proposal presented at the Annual Meeting. If a valid proxy is provided and the stockholder has withheld authority to vote for one or more nominees, or voted against or abstained from voting on the ratification of our independent registered public accountant or approval of our amended and restated incentive plan, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date.  Please carefully read the instructions below on how to vote your shares.  Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Stockholders of Record.  If your shares are registered directly in your name with the company’s transfer agent, you are considered the stockholder of record with respect to those shares, and your proxy materials, proxy card or other voting instructions are being sent directly to you by our agent.  As a stockholder of record, you have the right to vote by proxy or to vote electronically during the Annual Meeting.

Voting by Proxy.  Even if you plan to attend the Annual Meeting virtually, please vote as soon as possible by Internet, phone or mail in accordance with the instructions provided to you on your notice of internet availability, proxy materials or proxy card from our agent.

Voting During the Annual Meeting.  If you plan to attend the Annual Meeting virtually, you will be able to vote during the meeting. In order to vote at the Annual Meeting, please refer to the specific instructions set forth on each notice of internet availability of proxy materials or proxy card you received. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

Multiple Proxy Cards.  If you receive more than one notice of internet availability or proxy card, it likely means that you have multiple accounts with the transfer agent.  Please vote all of the shares.

Revoking your Proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised at the Annual Meeting.  There are several ways you can do this:

•by filing a written notice of revocation with our corporate secretary prior to commencement of the Annual Meeting;
•by submitting another proper proxy with a more recent date than that of the proxy first given by signing, dating and returning a proxy card to our company by mail; or
•by attending the Annual Meeting virtually and voting electronically.

If Your Shares are Held in “Street Name”

Beneficial Owners.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” The broker or nominee is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker how to vote.

Voting by Proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from such broker or nominee that you must follow in order for your shares to be voted.  If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker or nominee does not have discretionary authority to vote.

Voting During the Annual Meeting.  If you plan to attend the Annual Meeting virtually and vote electronically, then you must separately obtain a legal proxy from your broker, bank, trustee or other nominee, giving you the right to vote your shares electronically during the meeting. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

Multiple Proxy Cards.  If you receive more than one notice of internet availability, broker proxy card or voting instruction card, it likely means that you have multiple accounts with one or more holders of record.  Please vote all of the shares.

Revoking your Proxy.  If your shares are held in street name, you must contact your holder of record to revoke your proxy or voting instructions, as applicable.

Voting Procedures

By granting us your proxy, you authorize the individuals named on the proxy card or other instructions to represent you and vote your shares in the manner you indicate at the Annual Meeting or at any adjournment or postponement thereof.  Shares represented by a proxy properly submitted prior to the Annual Meeting will be voted at the Annual Meeting in the manner specified on such proxy.  If you return a proxy card but do not specify how you want to vote your shares at the Annual Meeting, your shares will be voted in accordance with the recommendation of our Board of Directors on each proposal.

Tabulating the Vote

Broadridge Financial Solutions will tabulate votes in preparation for the Annual Meeting and will provide a third-party representative to act as inspector of election at the Annual Meeting.  All votes received prior to the meeting date, and all votes cast at the Annual Meeting, will be tabulated by Broadridge Financial Solutions, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Other Information

The company is making this solicitation and will bear the cost of soliciting proxies.  In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to stockholders and we will reimburse them for their expenses.  Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.  We have engaged Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, to assist us in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $13,500 in the aggregate.

None of the items proposed for approval at the Annual Meeting are of the nature that the laws of the state of Delaware or our bylaws would provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders’ common stock.

CORPORATE GOVERNANCE

Our Board of Directors and Committees

Meetings and Attendance

During the 2022 fiscal year, our Board of Directors held four meetings, our Audit Committee held four meetings, our Compensation Committee held one meeting and our Governance, Nominating and ESG Committee held three meetings. In addition to regularly scheduled meetings, each committee may hold special meetings from time to time, and take action by written consent in lieu of a meeting. For example, the Compensation Committee took action by written consent six times during 2022. Each Board member attended at least 75% of the aggregate of the Board of Directors meetings held in 2022 and the Audit Committee, Compensation Committee, Governance, Nominating and ESG Committee meetings held in 2022 for which he or she was a committee member.

Board Committees

The Board of Directors has the following standing committees: Audit Committee; Compensation Committee; Governance, Nominating and ESG Committee; Executive Committee; and Acquisition Committee.  Each of the committees are comprised entirely of independent directors.  The table below shows the current membership of the committees and identifies our independent directors and nominees.

Name	Audit Committee	Compensation Committee	Governance, Nominating and ESG Committee	Executive Committee	Acquisition Committee	Independent Directors
Bahram Akradi		✓	✓	✓*	✓	✓+
Lisa Bromiley	✓					✓
Roy Easley					✓	✓
Michael Frantz			✓	✓	✓	✓
William Kimble	✓*					✓
Jack King			✓			✓
Stuart Lasher	✓	✓*		✓	✓	✓
Jennifer Pomerantz		✓	✓*	✓	✓*	✓
___________________________

*	Denotes committee chairperson.
+	Mr. Akradi has served as Chairperson of the Board of Directors since January 2018.
We have adopted written charters for each of these committees.  Current copies of all committee charters appear on the governance section of our website at www.northernoil.com and are available in print upon written request to Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.

Audit Committee and Financial Expert

The Audit Committee’s primary function is to assist our Board of Directors in its general oversight of our company’s corporate accounting, financial reporting, internal control and audit functions.  The Audit Committee’s main duties include recommending a firm of independent certified public accountants to audit the annual financial statements, reviewing the independent auditor’s independence, the financial statements and their audit report and reviewing management’s administration of the system of internal accounting controls.  Mr. Kimble is an “audit committee financial expert” as defined in the applicable Securities and Exchange Commission (“SEC”) rules.  Each of our current Audit Committee members and each member who served on the committee in 2022 is considered to be an “independent director” as defined in the New York Stock Exchange (“NYSE”) Listed Company Manual.

To assist the Audit Committee in fulfilling its duties, our management provides the committee with information and reports as needed and requested.  Our Audit Committee also has access to our Chief Legal Officer and has the ability to retain outside legal counsel or other experts at its sole discretion if it deems such action to be necessary.

Compensation Committee

Our Compensation Committee charter authorizes our Compensation Committee to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of the Chief Executive Officer and other key executives, as well as equity-based compensation awarded to any employee.  The Compensation Committee charter provides that the committee may retain consultants and advisors to advise the committee on compensation issues requiring outside expertise.  The Compensation Committee may also consult with our Audit Committee and our independent auditors for the purpose of reviewing any calculations required under any company incentive compensation plans.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee, including anyone who served as a member during 2022, is a former or current officer or employee of our company or is an executive officer of a company in which one of our company’s executive officers serves as a member of the board of directors or compensation committee of that company. None of our company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our company’s Board or Compensation Committee.

Governance, Nominating and ESG Committee

Our Governance, Nominating and ESG Committee charter provides that persons nominated for election or appointment as directors shall be evaluated by the Governance, Nominating and ESG Committee in light of their education, reputation, experience, independence, leadership qualities, personal integrity and such other criteria as the Governance, Nominating and ESG Committee deems relevant.  The Governance, Nominating and ESG Committee does not have a specific policy as to considering diversity in identifying nominees for director, however seeking to build a board with diversity of gender, ethnicity, tenure, skills and experience are included as criteria that the Governance, Nominating and ESG Committee or any search firm it engages in may deem relevant in its evaluation.

Our Governance, Nominating and ESG Committee has adopted specific qualifications that they believe are necessary and appropriate for membership on our Board of Directors.  The Governance, Nominating and ESG Committee identifies and evaluates nominees through internal discussions with committee members, management and other Board members.  The Governance, Nominating and ESG Committee meets annually to review Board qualifications, assess whether our existing Board members meet those qualifications and discuss whether any additional individuals should be nominated to serve on our Board of Directors.

Pursuant to procedures adopted by our Governance, Nominating and ESG Committee, stockholders who wish to recommend individuals for consideration by our Governance, Nominating and ESG Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to our Governance, Nominating and ESG Committee, c/o Corporate Secretary, 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343.  Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships.  The submission must be accompanied by a written consent of the individual to stand for election if nominated by our Governance, Nominating and ESG Committee and to serve if elected by our Board of Directors or our stockholders, as applicable.  Alternatively, stockholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the SEC and any applicable laws.

Our Governance, Nominating and ESG Committee charter provides that the Governance, Nominating and ESG Committee may retain consultants and advisors to assist it in the process of identifying and evaluating candidates.  The Governance, Nominating and ESG Committee may also seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

ESG and Human Capital Management

The Governance, Nominating and ESG Committee is responsible for overseeing environmental, social and governance (“ESG”) and sustainability matters within the company, including reviewing and monitoring the development and implementation of any goals we may establish from time to time with respect to ESG and sustainability matters and for providing guidance to the Board of Directors on such matters.

The Compensation Committee is responsible for assisting the Board in its oversight of human capital management, including corporate culture, diversity and inclusion, recruiting, retention, succession and related matters.

Executive Committee

Our Executive Committee charter provides that the Executive Committee shall (i) exercise, subject to applicable provisions of law, all the powers of our Board of Directors in the management of the business and affairs of the company when the Board of Directors is not in session (except to the extent such authority has been limited in the Executive Committee charter), (ii) review material transactions outside the ordinary course of business of the company, the authority for the review of which has not been expressly delegated to other committees, prior to any such transaction being presented to the full Board of Directors for review and approval and (iii) at its discretion, oversee and review general corporate matters that are not delegated to other committees of our Board of Directors. Notwithstanding the foregoing, the Executive Committee charter provides that the committee shall not have the power to, among other things, amend the company’s certificate of incorporation or bylaws, fill vacancies on the Board, amend the charter of any committee of the Board, adopt an agreement or plan of merger, declare a dividend or authorize the issuance of stock. Furthermore, the Executive Committee is not empowered to act on any matters expressly delegated to other committees, that are under active review by the Board or another committee of the Board, or that may not be delegated under the Delaware General Corporation Law or the company’s certificate of incorporation and bylaws. The Executive Committee charter provides that the Executive Committee may seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

Acquisition Committee

Our Acquisition Committee charter provides that the Acquisition Committee shall review potential mergers, acquisitions or dispositions of assets or a portion of any business proposed by management of the company, and exercise the full power and authority of our Board of Directors to approve any such transaction, other than any such transaction (i) with an enterprise value of greater than $100 million, or (ii) transactions requiring stockholder approval under the laws of the State of Delaware, the rules and regulations of the NYSE or our certificate of incorporation or bylaws. The Acquisition Committee charter provides that the Acquisition Committee may seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

Director Independence

Our Board has determined that each current director and director nominee is an “independent director” as defined in the NYSE Listed Company Manual. To make this determination, the Board considers all relevant facts and circumstances indicating whether a director has a material relationship with the company either directly or as a partner, stockholder or officer of an organization that does business with the company. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships. In addition, each director must complete an annual questionnaire to disclose, among other things, information regarding ownership in the company, compensation received from the company (if any) and any relationship a director has either directly or indirectly through a family member or otherwise with certain Board or company advisors or other companies with whom our company does business. With respect to Mr. Frantz, the Board considered his employment relationship with TRT Holdings, Inc. (which, together with its affiliates, is a significant common stockholder of the company and has at times been a holder of the company’s senior debt) and determined, as it did for all other current directors and director nominees, that no relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure and Role in Risk Oversight

The roles of Chief Executive Officer and Chairperson of the Board of Directors of our company are currently held by different individuals. This separation recognizes the differences between the two roles and the value of having the distinct and different perspectives and experiences of a separate Chief Executive Officer and Chairperson of the Board of Directors. The non-executive chairperson is responsible for, among other things, developing the agenda and procedures for the Board’s work, presiding over meetings of the full Board and executive sessions of the independent directors, acting as a liaison between the Board and management, coordinating the director recruitment process, leading succession planning efforts and facilitating communications with investors.

Our management is responsible for defining the various risks we face, formulating risk management policies and procedures and managing our risk exposure.  It is the Board’s responsibility to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks.  The Audit Committee of the Board is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and the non-executive chairperson also plays a key role in this regard given his regular communications with management.  Management regularly reports to our Audit Committee on risk management, which in turn reports on the matters discussed at the committee level to the full Board.  The Audit Committee and the full Board focus on the material risks our company faces to assess whether management has reasonable controls in place to address these risks.  The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Communications with Board Members

The Board of Directors has provided the following process for stockholders or other interested parties to send communications to the Board, any committee of the Board, or our non-management directors as a group, by writing to them c/o Corporate Secretary, Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343.  Communications to individual directors, including the Chairperson of the Board of Directors, may also be made to such director at our address. All communications sent to the chair of the Audit Committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel.  Any communications sent to the Board of Directors, or the non-management directors as a group, in the care of the Corporate Secretary will be reviewed by the Corporate Secretary to ensure that such communications relate to the business of our company before being reviewed by the Board or the non-management directors, as applicable.

Code of Business Conduct and Ethics

The Board of Directors has adopted the Northern Oil and Gas, Inc. Code of Business Conduct and Ethics that applies to our directors and employees.  A current copy of our Code of Business Conduct and Ethics can be found on the governance section of our website at www.northernoil.com and is available in print upon written request to Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.

Corporate Governance Guidelines

The Board of Directors has adopted the Northern Oil and Gas, Inc. Corporate Governance Guidelines. A current copy of our Corporate Governance Guidelines can be found on the governance section of our website at www.northernoil.com and is available in print upon written request to Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.

Board Member Attendance at Annual Meetings

We encourage all of our directors to attend our annual meetings of stockholders.  All of our 2023 director nominees who were serving at the time attended last year’s virtual annual meeting of stockholders, and we anticipate that all of our director nominees will attend this year’s Annual Meeting virtually.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on March 28, 2023, held by those persons known to beneficially own more than 5% of our capital stock, by our directors, director nominees, executive officers, and by our directors, director nominees and executive officers as a group.  The percentage of beneficial ownership for the following table is based on 85,357,123 shares of common stock outstanding as of March 28, 2023.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power.  It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after March 28, 2023 through the exercise of any option or other right.  The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has exercised options or any other right to acquire shares of our common stock.

Name(1)	Number of Shares	Percent of Common Stock
Certain Beneficial Owners:
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	10,887,554	12.8%
TRT Holdings, Inc.(3) 4001 Maple Ave., Suite 600 Dallas, TX 75219	8,309,577	9.7%
FMR, LLC(4) 245 Summer Street, Boston, MA 02210	7,890,715	9.2%
Capital World Investors(5) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	6,054,000	7.1%
Angelo, Gordon & Co., L.P.(6) 245 Park Avenue, 26th Floor New York, NY 10167	4,580,569	5.4%

Directors:
Bahram Akradi	1,713,909	2.0%
Lisa Bromiley	42,176	*
Roy Easley	44,412	*
Michael Frantz	47,477	*
William Kimble	2,005	*
Jack King	56,353	*
Stuart Lasher	326,607	*
Jennifer Pomerantz	4,859	*
Executive Officers:
Chad Allen	54,097	*
Adam Dirlam	78,794	*
James Evans	44,987	*
Nicholas O’Grady	199,755	*
Erik Romslo	87,536	*
Directors and current Executive Officers as a group (13 persons)	2,702,967	3.2%
__________

*	Denotes less than 1% ownership.
(1)As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  The address of each executive officer and each director is care of our company.

(2)The number of shares indicated and the information below is based on information reported to the SEC in Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. on March 8, 2023, reporting ownership of our common stock as of February 28, 2023. Amount reported represents shares of our common stock directly or indirectly held by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 10,793,553 shares of common stock and sole dispositive power with respect to 10,887,554 shares of common stock. BlackRock, Inc. is deemed to be the beneficial owner of 10,887,554 shares of common stock.
(3)The number of shares indicated and the information below is based on information reported to the SEC in Amendment No. 23 to Schedule 13D filed on November 16, 2022, reporting ownership of our common stock on November 15, 2022, by the following parties (collectively, the “TRT Reporting Parties”): TRT Holdings, Inc., (“TRT Holdings”), Cresta Investments, LLC, (“Cresta Investments”), The Rowling Foundation, (the “Foundation”), the Rowling Family 2012 Long Term Trust (the “Trust”) and Robert B. Rowling (“Mr. Rowling”).  The TRT Reporting Parties beneficially own, in the aggregate, 8,309,577 shares of our common stock. TRT Holdings has sole voting power and sole dispositive power with respect to 6,876,829 shares.  Cresta Investments has sole voting power and sole dispositive power with respect to 909,402 shares. The Foundation has sole voting power and sole dispositive power with respect to 512,820 shares. The Trust has sole voting power and sole dispositive power with respect to 10,526 shares. Mr. Rowling beneficially owns all 8,309,577 common shares consisting of the shares of common stock held directly by the other TRT Reporting Parties (as set forth above). Mr. Rowling beneficially owns the common shares held directly by TRT Holdings due to his ownership of all of the shares of Class B Common Stock of TRT Holdings.  Mr. Rowling beneficially owns the common shares held directly by Cresta Investments due to his direct and indirect ownership of 100% of the ownership interests in such entity. Mr. Rowling beneficially owns the shares of common stock held directly by the Foundation and the Trust due to his status as trustee in those entities. Neither Mr. Rowling nor any TRT Reporting Party other than the Foundation has any pecuniary interest in the shares of common stock held by the Foundation.
(4)The number of shares indicated and the information below is based on information reported to the SEC in Amendment No. 5 to Schedule 13G filed by FMR LLC on February 10, 2023, reporting ownership of our common stock as of December 31, 2022. Amount reported represents shares of our common stock directly or indirectly held by FMR LLC. FMR LLC has sole dispositive power with respect to 7,890,715 shares of common stock. FMR LLC is deemed to be the beneficial owner of 7,890,715 shares of common stock. Members of the Johnson family, including Abigail P. Johnson, Director, Chairman and CEO of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.
(5)The number of shares indicated and the information below is based on information reported to the SEC in a Schedule 13G filed by Capital World Investors (“CWI”) on February 11, 2022, reporting ownership of our common stock as of December 31, 2021. CWI is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., and Capital Group Private Client Services, Inc. (together with CRMC, the “investment management entities”). CWI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” CWI is deemed to be the beneficial owner of 6,054,000 shares of common stock and has the sole power to vote and dispose of 6,054,000 shares of common stock.
(6)The number of shares indicated and the information below is based on information reported to the SEC in Amendment No. 21 to Schedule 13D filed on February 1, 2023, by Angelo, Gordon & Co., L.P., (“Angelo Gordon”), AG GP, LLC, (“AG GP”), Josh Baumgarten and Adam Schwartz (collectively with Angelo Gordon and AG GP, the “AG Reporting Parties”). Angelo Gordon, in its capacity as investment manager to certain managed accounts and investment fund vehicles (collectively, the “Accounts”), has sole power to vote and dispose of 4,580,569 shares of our common stock and the power to dispose of 4,580,569 shares of our common stock held in the Accounts. As the general partner of Angelo Gordon, AG GP may be deemed to have the sole power to vote 4,580,569 shares of our common stock and the power to dispose of 4,580,569 shares of our common stock held in the Accounts. As a co-managing member of AG GP and the co-chief executive officer of Angelo Gordon, Mr. Baumgarten may be deemed to have shared power to vote 4,580,569 shares of our common stock and the shared power to dispose of 4,580,569 shares of our common stock held in the Accounts. As a co-managing member of AG GP and the co-chief executive officer of Angelo Gordon, Mr. Schwartz may be deemed to have shared power to vote 4,580,569 shares of our common stock and the shared power to dispose of 4,580,569 shares of our common stock held in the Accounts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.

To our knowledge, based solely on a review of the copies of such reports and amendments thereto furnished to us and written representations that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent stockholders under Section 16(a) of the Exchange Act were timely filed during the year ended December 31, 2022.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is responsible for overseeing the management of the business and affairs of our company as provided by Delaware law.  Directors are elected each year at the annual meeting by our stockholders.  We do not have a classified Board of Directors.  Eight directors will be elected at this year’s meeting.  Each director’s term will last until the 2024 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected.  All the nominees are currently directors of our company. There are no familial relationships between any of our directors and executive officers.

Directors and Director Nominees

On February 18, 2022, our company entered into an amended and restated letter agreement with TRT Holdings, Robert Rowling, Cresta Investments, LLC, Cresta Greenwood, LLC, Michael Frantz, Michael Popejoy, Ernie Easley and Bahram Akradi (the “TRT Governance Agreement”). Under the terms of the TRT Governance Agreement, the company agreed, subject to certain conditions, to nominate Mr. Frantz for election to the Board at the company’s annual meetings of stockholders. The agreement amends and restates our prior letter agreement with the same parties, dated May 15, 2018. Among other things, the new agreement (i) reduces the number of directors TRT Holdings is permitted to nominate to the company’s Board from three to one, (ii) eliminates the requirement that at least one member of the Board nominated by TRT Holdings serve on each committee of the Board and (iii) provides that if, at any time, TRT Holdings and its affiliates collectively beneficially own less than 5.0% of the outstanding shares of our common stock, TRT Holdings will no longer be entitled to any representation on the Board.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors or the Board may reduce the number of directors to be elected at the meeting. Set forth below is information furnished with respect to each current director and nominee for election as a director.

Name	Age	Position(s)
Bahram Akradi	61	Director, Chairperson of the Board of Directors
Lisa Bromiley	50	Director
Roy “Ernie” Easley	64	Director
Michael Frantz	38	Director
William Kimble	63	Director
Jack King	71	Director
Stuart Lasher	63	Director
Jennifer Pomerantz	43	Director

Director Nominees

Mr. Akradi has served as a director since July 2017, was appointed lead independent director of our company in December 2017, and was appointed non-executive Chairperson of the Board of Directors in January 2018. Mr. Akradi founded Life Time, Inc. (formerly Life Time Fitness, Inc.) in 1992 and has served as its Chairman of the Board and Chief Executive Officer since May 1996. When Life Time was taken private in 2015, Mr. Akradi became Chairman of the Board and Chief Executive Officer of Life Time Group Holdings, Inc. (formerly LTF Holdings, Inc.), the parent entity to Life Time, Inc. Life Time Group Holdings, Inc. (NYSE: LTH) completed its initial public offering in October 2021 and Mr. Akradi continues to serve as its Chairman of the Board and Chief Executive Officer. In connection with the initial public offering, Mr. Akradi was also appointed to serve on the Compensation Committee and chair the Nominating and Corporate Governance Committee of the Board of Directors of Life Time Group Holdings, Inc. Mr. Akradi also chairs the Capital Allocation Committee of the Board of Directors of Life Time Group Holdings, Inc.

Ms. Bromiley has served as a director since September 2007. Ms. Bromiley has served as the Chief Financial Officer of Fortify Energy Holdings, LLC since May 2022. Prior to that she served as the Executive Vice President and Chief Financial Officer of North Shore Steel, a metals manufacturer and distributor, starting in October 2021. Prior to that, Ms. Bromiley served as the Chief Financial Officer of Aviva Metals, Inc., a multinational metals manufacturer and distributor, from June 2019 to October 2021. Prior to that, Ms. Bromiley served as the Chief Financial Officer of BioUrja Group, a privately-held group of companies focused on global commodity trading in 2018 and 2019.  Ms. Bromiley co-founded and served as the Chief Financial Officer of P3 Petroleum, LLC, an independent oil and gas exploration and production company from 2014 to 2018. Ms. Bromiley has served as the Chief Financial Officer for two public companies, Flotek Industries, Inc. and Platinum Energy Resources, Inc. Ms. Bromiley worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for two Fortune 500 companies. Ms. Bromiley has served in various accounting, finance, SEC reporting and risk management positions. Ms. Bromiley is a Certified Public Accountant and holds B.B.A. and Masters of Accountancy degrees from the University of Texas in Austin.

Mr. Easley has served as a director since June 2018 and has served as Senior Vice President – Exploration and Development at CH4 Energy since November 2017. Previously, Mr. Easley has served in various roles, including all aspects of exploration & development and managing multi-disciplinary functions including land, reservoir, and drilling and completions professionals, at companies including BOPCO, L.P. (Vice President - Exploration and Development, from August 2012 to August 2017), Hunt Oil Company, Chieftain International, Tana Oil and Gas Corporation and Exxon Company, U.S.A. Mr. Easley has also been directly involved in the acquisition, development and divestiture of several large exploration projects in the United States. Mr. Easley currently serves on the Board of Directors of Blue Bell Creameries, Inc. and previously served on the Board of Directors of GreenHunter Resources, Inc. from 2012 to April 2016. Mr. Easley holds a Bachelor of Science in Geological Sciences from the University of Texas at Austin.

Mr. Frantz has served as a director since August 2016 and has served as the Director, Investments of TRT Holdings, a diversified private holding company based in Dallas, Texas, since February 2010. Mr. Frantz is the head of TRT Holdings investment team which is responsible for sourcing, due diligence and the management of new and existing investment opportunities. Prior to TRT Holdings, Mr. Frantz was an Analyst with J.P. Morgan Asset Management from July 2008 to February 2010. Mr. Frantz currently serves on the Board of Directors of CareVet, Friends of the Katy Trail (non-profit), Topside Marinas, and Pinnacle Live. Mr. Frantz holds a B.A. degree in Business Administration, with a concentration in Finance and Accounting and a Masters in Professional Accounting from the University of Texas at Austin, McCombs School of Business.

Mr. Kimble has served as a director since July 2022. From 2009 until his retirement in 2015, Mr. Kimble served as the Office Managing Partner for the Atlanta office and Managing Partner - Southeastern United States at KPMG, one of the largest audit, tax and advisory services firms in the world. Mr. Kimble was also responsible for moderating KPMG’s Audit Committee Institute and Audit Committee Chair Sessions. Until his retirement, Mr. Kimble had been with KPMG or its predecessor firm since 1986. During his tenure with KPMG, Mr. Kimble also held numerous senior leadership positions, including Global Chairman of Industrial Markets. Mr. Kimble served as KPMG’s Energy Sector Leader for ten years and was the executive director of KPMG’s Global Energy Institute. Mr. Kimble currently serves on the Board of Directors and Audit Committee of both Liberty Energy Inc. and DCP Midstream GP, LLC, and previously served on the Board of Directors and Audit Committee of PRGX Global, Inc. Mr. Kimble has a Bachelor of Accounting and Business Administration from Southern Methodist University in Dallas, Texas.

Mr. King has served as a director since May 2007. Professionally he has worked in various management positions, including land management, as an independent and with privately and publicly held oil and gas exploration companies since 1983. Mr. King has been actively working in the Williston Basin and the Northern Rockies for over 30 years. Throughout his career Mr. King has been very involved in regional industry and local civic affairs, including his sixteen years of service on the Montana Board of Oil and Gas Conservation Commission as a Commissioner (Gubernatorial appointment), Board of the Montana Petroleum Association, Western Montana BLM Advisory Council, U of MT President’s Advisory Council, and the Finance Committee for the Montana Community Foundation. Mr. King was a founding member of the Board of Directors for Crown Butte Resources, Ltd., and served from 1987 to 1996. Mr. King holds a degree in Economics from the University of Montana.

Mr. Lasher has served as a director since March 2020. Mr. Lasher is the Founder, Chairman, and Chief Executive Officer of Quantum Capital Partners, Inc., which is a private investment firm based in Tampa, Florida. Quantum Capital Partners was formed in 1998 and invests capital and provides expertise to businesses across various industries. From September 2010 to July 2012, Mr. Lasher served as Chairman and Chief Executive Officer of Lifestyle Family Fitness, a fitness chain with 55 locations. In 1990, Mr. Lasher co-founded and served as Chairman and Chief Executive Officer of National Business Solutions, Inc. (NBS), a professional employer organization based in St. Petersburg, Florida. In August 1996, NBS was acquired by Paychex, Inc. and Mr. Lasher remained as Chief Executive Officer of the Paychex PEO division until June 1997. Mr. Lasher began his professional career in public accounting with KPMG Peat Marwick. Mr. Lasher currently serves on several company boards of directors, including Life Time Group Holdings, Inc. (formerly LTF Holdings, Inc.) and its wholly owned subsidiary, Life Time, Inc. (formerly Life Time Fitness, Inc.) and Fitlife Foods. Mr. Lasher holds a degree in Finance and Accounting from Florida State University and is a Certified Public Accountant in the State of Florida.

Ms. Pomerantz has served as a director since December 2021. Ms. Pomerantz most recently served from 2011 to August 2021 as Chairman and CEO of American Natural, a new lifestyle brand of convenience stores and fuel logistics solutions which she founded. Prior to founding that business, she launched and served as a portfolio manager for global natural resources strategies for Citadel Asset Management’s Surveyor Capital and JP Morgan’s Highbridge Asset Management. Prior to asset management, Ms. Pomerantz began her career in investment banking covering power and energy for Bank of America. Ms. Pomerantz holds a degree in Economics and Political Science from the University of Chicago.

Each director nominee brings a unique set of skills to our Board of Directors.  The Board of Directors believes the directors as a group have the experience and skills in areas such as the oil and gas industry, finance, risk management and corporate governance that are necessary to effectively oversee our company. Two of our director nominees are female and one identifies as a member of a minority racial or ethnic group.

Set forth below are the conclusions reached by our Board of Directors as to why each director is qualified for service as a director of our company.

•Mr. Akradi has extensive experience as the chairperson of the board, president and chief executive officer of both public and private companies. Mr. Akradi provides us with strong executive leadership as well as expertise in the areas of corporate strategy, financial management and fundraising through the capital markets. In addition, Mr. Akradi brings the perspective of a significant stockholder to the Board.
•Ms. Bromiley has extensive experience as a financial executive and leader within various companies across the oil and gas industry.  Ms. Bromiley provides expertise in the areas of financial reporting, accounting, capital markets, internal controls and corporate governance.
•Mr. Easley has extensive business development and executive management experience in the oil and natural gas exploration and production industry.
•Mr. Frantz has valuable experience in business and financing and brings the benefit of a significant stakeholder to the Board, as well as institutional knowledge in the oil and gas industry, through his involvement with TRT Holdings.
•Mr. Kimble has an extensive accounting background and valuable experience as a director of other public companies. Mr. Kimble brings significant knowledge of the most current and pressing audit and financial compliance matters and reporting obligations faced by public companies.

•Mr. King has over 40 years of experience in the oil and gas industry.  Mr. King provides expertise in the areas of evaluating, acquiring and managing oil and gas interests, as well as our exploration prospects.
•Mr. Lasher has broad business and investing experience, bringing valuable insight from his executive leadership experience as well as detailed knowledge of finance and accounting.
•Ms. Pomerantz has broad business and investing experience and brings a valuable global energy expertise and perspective in the industry. In addition, Ms. Pomerantz brings extensive management experience through her involvement as both a chief executive officer and chairman.

Required Vote

Election to our Board of Directors of each of the nominees named above requires the affirmative vote of a plurality of the voting power of the outstanding shares of our common stock present in person (including virtually) or by proxy and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023.  A proposal to ratify that appointment will be presented to stockholders at the meeting.  If stockholders do not ratify such appointment, the committee will consider selection of another independent registered public accounting firm.  Even if the appointment is ratified, the committee may, in its sole discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the best interests of the company.  Representatives of Deloitte are expected to attend the meeting virtually and they will have the opportunity to make a statement and be available to respond to appropriate questions.

Registered Public Accountant Fees

Deloitte served as our independent registered public accounting firm for the years ended December 31, 2022 and 2021.  Aggregate fees for professional services rendered by such firm for the years ended December 31, 2022 and 2021 were as follows:

	Fiscal Year Ended
	December 31, 2022		December 31, 2021
Audit Fees	$1,678,315		$1,303,958
Audit-Related Fees	195,175		662,950
Tax Fees	130,052	(1)	73,347	(1)
All Other Fees	—		—
Total	$2,003,542		$2,040,255
________________
(1) Tax related fees in 2022 and 2021 consisted of fees related to analyzing potential net operating loss carryforward utilization limits.

Audit, audit-related and tax fees were for professional services rendered for the audits of the financial statements, review of interim financial statements, reviews of income tax provisions, audits of statutory financial statements, comfort letters in connection with offerings, consents and the review of documents we filed with the SEC.  The percentage of hours spent by Deloitte on these services that were attributable to work performed by persons not employed by Deloitte, as applicable on a full-time permanent basis did not exceed 50%.

The Audit Committee of the Board of Directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures of Audit Committee

Our Audit Committee has adopted pre-approval policies and procedures to ensure the continued independence of our auditor.  As a general rule, we will only engage our auditors for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services.

Our Audit Committee annually evaluates our auditors’ independence, professional capability and fees based on a variety of factors.  The committee annually obtains from the auditor a formal written statement delineating all relationships between the auditor and our company, consistent with Independence Standards Board Standard 1 and engages in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

The Audit Committee takes appropriate action to oversee the independence of the auditor, which includes review and approval of the auditors’ annual audit plan and audit scope including a description of key functions and/or locations to be audited, a general description of each of the non-audit services provided or to be provided and an estimate of audit and non-audit fees and costs for the year and actual versus estimated for the preceding year.  The committee ascertains whether resources are reasonably allocated as to risk and exposure and makes any recommendations that might be required to more appropriately allocate the auditors’ efforts.

The Audit Committee appraises the efficiency and effectiveness of the audit efforts and of financial accounting and reporting systems through scheduled meetings with the auditors and ensures that management places no restrictions on the scope of audits or examinations.  The lead audit partner will review with the committee the services the auditor expects to provide and the related fees, as appropriate. In addition, management will provide the committee with periodic updates of any non-audit services that the auditor has been asked to provide or may be asked to provide in the future.

The Audit Committee pre-approved all of the services we received from Deloitte during 2022.

Required Vote

The affirmative vote of a majority of the votes properly cast on the matter (excluding any abstentions or broker non-votes) is required for approval of this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THIS PROPOSAL 2.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of at least three non-employee directors who meet applicable stock exchange independence requirements. Information as to these persons, as well as their duties, is provided under the caption “Our Board of Directors and Committees.” The committee met four times during 2022 and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. In addition, the committee received reports and reviewed matters regarding ethical considerations and business conduct and monitored compliance with laws and regulations. Prior to filing our Annual Report on Form 10-K for the year ended December 31, 2022 (our “Annual Report”), the committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The committee also met privately with the internal auditors and with representatives of our independent registered public accounting firm to encourage confidential discussions as to any accounting or auditing matters.

The Audit Committee has (a) reviewed and discussed with management and our independent registered public accounting firm our audited financial statements for the year ended December 31, 2022, management’s assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm’s evaluation of our internal control over financial reporting; (b) discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and (c) received the written disclosures and the letter from our independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with representatives of our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report, for filing with the SEC.

The name of each person who currently serves as a member of our Audit Committee is set forth below.

William Kimble (Chairperson)	Lisa Bromiley	Stuart Lasher

PROPOSAL 3

APPROVAL OF AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

We are seeking stockholder approval to amend and restate our 2018 Equity Incentive Plan (the “2018 Plan”) to increase the number of shares of common stock of the company (the “Shares”) reserved for issuance under the 2018 Plan by an additional 3,000,000 Shares, extend the term of the 2018 Plan, and make design changes to the plan. Our continuing ability to offer equity incentive awards under the 2018 Plan is critical to our ability to attract, motivate and retain qualified personnel, particularly as we grow and in light of the highly competitive market for employee talent in which we operate.

On March 16, 2023, our Board of Directors approved the Amended and Restated Northern Oil and Gas, Inc. 2018 Equity Incentive Plan (the “Amended Plan”), subject to approval by our stockholders at the Annual Meeting. The Amended Plan will become effective on the date it is approved by our stockholders. If stockholders do not approve this proposal, the Amended and Restated 2018 Plan described in this proposal will not take effect and our 2018 Plan will continue to be administered in its current form.

The number of Shares that may be the subject of awards and issued under the Amended Plan is 4,500,000, plus Shares previously available under our prior 2013 Incentive Plan that became available under the 2018 Plan.

As of March 20, 2023, a total of 286,584 Shares were subject to outstanding awards under the 2018 Plan, all of which were subject to unvested restricted stock awards. As of the same date, 283,145 Shares were available for future awards under the 2018 Plan.

Stockholder Approval and Board of Directors Recommendation

Stockholder approval of the Amended Plan is being sought in order to (i) increase the number of Shares reserved under the 2018 Plan and (ii) extend the term of the 2018 Plan, (iii) add an annual non-employee director limit, and (iv) define vesting amounts for performance-based awards in the event of a change in control.

The Board of Directors recommends that our stockholders vote FOR the Amended Plan because it includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, and will provide us with a share reserve that will enable us to continue to provide a competitive mix of compensation to our key employees. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the Amended Plan.

Background

The 2018 Plan was initially adopted by the Board of Directors on July 19, 2018, and our stockholders approved it on August 23, 2018. The initial share reserve under the plan was 15,000,000 Shares, plus Shares previously available under our prior 2013 Incentive Plan that became available under the 2018 Plan. In 2020, our company completed a 1-for-10 reverse stock split; due to this change, the initial share reserve under the 2018 Plan was adjusted to 1,500,000 Shares.

Factors Considered in Setting Size of Requested Share Reserve

In setting the proposed number of shares to be added to the reserve for the Amended Plan, we considered a number of factors, including the following:

•The company’s three-year average burn rate. Our three-year average “burn rate” was 0.6% for fiscal years 2020 through 2022. We define burn rate as the total number of Shares subject to awards granted to participants in a single year expressed as a percent of our basic weighted average shares of common stock outstanding for that year.

•Estimated duration of shares available for issuance under the Amended Plan. Based on the 3,000,000 additional Shares to be reserved under the Amended Plan, and our current practices with respect to employee and director equity compensation, we expect that the requested share reserve will be sufficient to accommodate awards for at least 5 years.

•Expected dilution. As of March 20, 2023, our estimated existing voting power dilution attributable to the 2018 Plan was 0.7%. We define existing voting power dilution as the sum of (i) the total number of Shares subject to outstanding awards under the 2018 Plan and (ii) the total number of Shares available for future grants under the 2018 Plan, divided by the fully diluted number of our shares of common stock outstanding. Our projected voting power dilution as of that same date would be 4.2%, based on including the additional 3,000,000 Shares to be added under the Amended Plan in the formula.

Expectations regarding future share usage under the Amended Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the Amended Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While we believe that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Key Compensation Practices

The Amended Plan includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

•No repricing of underwater options or stock appreciation rights without stockholder approval. The Amended Plan prohibits, without stockholder approval, actions to reprice, replace, or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•No discounted option or SAR grants. The Amended Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•Conservative share recycling provisions. We may not add back to the Amended Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

•Minimum vesting/performance period. The Amended Plan includes a minimum vesting or performance period of one year for awards, subject only to limited exceptions.

•No liberal definition of “change in control.” No change in control would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer or any board assessment that a change in control may be imminent.

•Limits on dividends and dividend equivalents. The Amended Plan prohibits the payment of dividend equivalents on stock options and SARs, and requires that any dividends and dividend equivalents payable or credited on unvested full value awards must be subject to the same restrictions and risk of forfeiture as the underlying shares or share equivalents.

•Annual limit on compensation to non-employee directors. The Amended Plan contains an annual limit on the aggregate value of all awards granted during a calendar year to any non-employee director during the calendar year.

Amendments to the 2018 Plan

In addition to increasing the number of Shares available under the 2018 Plan, if the Amended Plan is approved by our stockholders, the following changes will be made:

•The term of the Amended Plan would extend 10 years from the date of stockholder approval of the Amended Plan.

•An annual limit on equity awards to a non-employee director would be added, limiting awards in most circumstances to equity valued at no more than $1,000,000 in a calendar year.

•The vesting of performance-based awards in connection with a change in control would be clarified so that awards vest at the greater of target performance level or actual performance.

Description of the Amended Plan

The major features of the Amended Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended Plan, which is attached to this proxy statement as Appendix A.

Eligible Participants. Employees, consultants and advisors of the company or any subsidiary (if any), as well as non-employee directors of the company, will be eligible to receive awards under the Amended Plan. As of March 20, 2023, there were 34 employees, eight non-employee directors of the company and an indeterminate number of consultants and advisors who would be eligible to receive awards under the Amended Plan.

Administration. The Amended Plan will be administered by the Compensation Committee. To the extent consistent with applicable law, the Compensation Committee may delegate its duties, power and authority under the Amended Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our other directors or executive officers or to a committee of the Board comprised of one or more directors. The Compensation Committee may also delegate non‑discretionary administrative duties to other persons, agents or advisors.

The Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Compensation Committee may also establish and modify rules to administer the Amended Plan, adopt sub-plans applicable to certain awards, interpret the Amended Plan and any related award agreement, cancel or suspend an award, accelerate the vesting of an award (provided that the Amended Plan’s minimum vesting requirements continue to apply) and otherwise modify or amend the terms of outstanding awards to the extent permitted under the Amended Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the Amended Plan prohibits the Compensation Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our stockholders. For these purposes, a “repricing” includes amending the terms of an underwater option or SAR award to lower the exercise price, canceling an underwater option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an underwater option or SAR award in exchange for cash, other property or grant of a new full value award, or otherwise making an underwater option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”

Minimum Vesting Periods. Awards that vest based solely on the satisfaction of service-based vesting conditions are subject to a minimum vesting period of one year from the date of grant, and awards whose grant or vesting is subject to performance-based vesting conditions must be subject to a performance period of at least one year. These required vesting and performance periods will not apply: (i) upon a change in control, (ii) upon termination of service due to death or disability, (iii) to a substitute award that does not reduce the vesting period of the award being replaced, (iv) to awards granted in payment of other compensation that is already earned and payable, (v) to awards made to non-employee directors, or (vi) to awards involving an aggregate number of shares not in excess of 5% of the 2018 Plan’s share reserve.

Available Shares and Limitations on Awards. A maximum of 4,500,000 shares of our common stock may be the subject of awards and issued under the Amended Plan, plus shares previously available under our prior 2013 Incentive Plan that became available under the 2018 Plan. The shares of common stock issuable under the Amended Plan may come from authorized and unissued shares or treasury shares. The share limitations under the Amended Plan are subject to adjustment for changes in our corporate structure or shares, as described below.

Any shares of common stock subject to an award under the Amended Plan that expires, is cancelled or forfeited, or is settled or paid in cash will, to the extent of such expiration, cancellation, forfeiture or cash settlement, automatically replenish the Amended Plan share reserve and become available for future awards. Any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by the company using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for new grants.

Awards that may be settled solely in cash will not reduce the share reserve and will not reduce the shares authorized for grant to a participant in any calendar year. Awards granted or shares of our common stock issued under the Amended Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (if any) (referred to as “substitute awards”) will not reduce the share reserve under the Amended Plan. Additionally, if a company acquired by us or any of our subsidiaries (if any) has shares available under a pre‑existing plan approved by its stockholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre‑existing plan may be used for awards under the Amended Plan and will not reduce the share reserve under the Amended Plan, but only if the awards are made to individuals who were not employed by or providing services to us or any of our subsidiaries (if any) immediately prior to such acquisition.

The Amended Plan provides that the aggregate grant date fair value of all awards granted during any calendar year to any non-employee director (excluding any awards granted at the election of a non-employee director in lieu of all or any portion of retainers or fees otherwise payable to non-employee directors in cash) shall not exceed $1,000,000.

Share Adjustment Provisions. If certain transactions with our stockholders occur that cause the per share value of our common stock to change, such as stock splits, spin‑offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Compensation Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the Amended Plan, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the Amended Plan. Other types of transactions may also affect our common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Compensation Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the Amended Plan, the Compensation Committee will make such adjustments as it may deem equitable.

Types of Awards. The Amended Plan permits us to award stock options, SARs, restricted stock awards, stock unit awards, and other stock‑based awards to eligible recipients. These types of awards are described in more detail below.

Options. Employees of our company or any subsidiary (if any) may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the Amended Plan as of any date means the closing sale price of a share of our common stock on the NYSE on that date. As of March 28, 2023, the closing sale price of a share of our common stock on the NYSE was $29.57.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Compensation Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker‑assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Compensation Committee, and no option may have a term greater than 10 years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.

The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the Amended Plan is equal to the size of the Amended Plan’s share reserve as described above.

Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Compensation Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the Amended Plan, as may be determined by the Compensation Committee.

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Compensation Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Compensation Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries (if any) or business units, satisfy specified performance goals. Any dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Participants are entitled to vote restricted shares prior to the time they vest.

Stock Unit Awards. A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times, in such installments and subject to such conditions as may be determined by the Compensation Committee. Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the Amended Plan, as may be determined by the Compensation Committee. The Compensation Committee may provide for the payment of dividend equivalents on stock unit awards and other stock‑based awards, but any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other share equivalents to which such dividend equivalents relate.

Other Stock‑Based Awards. The Compensation Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the Amended Plan. The Compensation Committee has discretion in determining the terms and conditions of such awards.

Transferability of Awards. In general, no right or interest in any award under the Amended Plan may be assigned, transferred, exchanged or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Compensation Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.

Change in Control. If a change in control of the company that involves a corporate transaction occurs, then the consequences will be as described below unless the Compensation Committee provides otherwise in an applicable award or other agreement with the participant. If outstanding awards are continued, assumed or replaced by the surviving or successor entity in connection with a corporate transaction, and if within 24 months after the corporate transaction a participant’s employment or other service is involuntarily terminated without cause, (i) each of the participant’s outstanding options and SARs will become exercisable in full and remain exercisable for one year, and (ii) each of the participant’s unvested full value awards will fully vest.

If any outstanding award is not continued, assumed or replaced in connection with a change in control involving a corporate transaction, then (i) all outstanding options and SARs will become fully exercisable for a period of time prior to the effective time of the corporate transaction and will then terminate at the effective time of the corporate transaction, and (ii) all full value awards will fully vest immediately prior to the effective time of the corporate transaction. Alternatively, if outstanding awards are not continued, assumed or replaced, the Compensation Committee may elect to cancel such awards in exchange for a payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the shares subject to the award immediately prior to the effective date of such corporate transaction (which may be the fair market value of the consideration to be received in the corporate transaction for the same number of shares) over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment).

Unless the Compensation Committee provides otherwise in an applicable award or other agreement with the participant, if a change in control of the company occurs that does not involve a corporate transaction, and if within 24 months after the change in control a participant’s employment or other service is involuntarily terminated without cause, (i) each of the participant’s outstanding options and SARs will become exercisable in full and remain exercisable for one year, and (ii) each of the participant’s unvested full value awards will fully vest.

For purposes of the Amended Plan, the following terms have the meanings indicated:

•A “change in control” generally refers to a corporate transaction as defined below, the acquisition by a person or group of beneficial ownership of more than 50% of the voting power of our stock, or our incumbent directors ceasing to constitute a majority of our Board.

•A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of the assets of the company, or (ii) a merger, consolidation, share exchange or similar transaction involving the company.

For any performance-based award, fully “vesting” shall mean that the number of shares equal to the greater of target or actual performance against the award’s goals will vest.

Effect of Termination of Employment. Unless otherwise set forth in an applicable agreement, if a participant ceases to be employed by or provide other services to us and our subsidiaries (if any), awards under the Amended Plan will be treated as set forth in the Amended Plan. Upon termination for cause, all unexercised option and SAR awards and all unvested portions of any other outstanding awards will be immediately forfeited without consideration. Upon termination for any other reason, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration. Upon termination for any reason other than cause, death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of three months after the date of termination; however, if the participant dies during such three‑month period, the vested and exercisable portions of the option and SAR awards may be exercised for a period of one year after the date of such termination. Upon termination due to death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of one year after the date of termination. Under the Amended Plan, “cause” is generally defined as (i) ongoing failure to perform satisfactorily the duties reasonably required by the company; (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the company or any affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the employee or demonstrates a willful and continuing disregard for the best interests of the company and its affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the company or any of its affiliates, their business or any of their customers, employees or vendors.

Effective Date and Term of the Amended Plan. The Amended Plan will become effective on the date it is approved by the company’s stockholders. If the Amended Plan is not approved, the terms of the 2018 Plan shall continue to apply. Unless terminated earlier, the Amended Plan will terminate on the tenth anniversary of the date that the stockholders approve the Amended Plan. Awards outstanding under the Amended Plan at the time it is terminated will continue in accordance with their terms and the terms of the Amended Plan unless otherwise provided in the applicable agreements. The Board of Directors may suspend or terminate the Amended Plan at any time.

Amendment of the Plan. The Board of Directors may amend the Amended Plan from time to time, but no amendments to the Amended Plan will be effective without stockholder approval if such approval is required under applicable laws, regulations or stock exchange rules. Termination, suspension or amendment of the Amended Plan may not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the company and to participants subject to U.S. taxation with respect to awards granted under the Amended Plan, based on current statutes, regulations and interpretations.

Non-qualified Stock Options. If a participant is granted a non-qualified stock option under the Amended Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the Amended Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Other Awards. The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Code to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Section 162(m) of the Code with respect to covered employees.

Section 162(m) of the Code. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000.

Section 409A of the Code. The foregoing discussion of tax consequences of awards under the Amended Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A of the Code but fails to comply, in operation or form, with the requirements of Section 409A of the Code, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional twenty percent (20%) income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Awards Under the Amended Plan

Because all awards under the Amended Plan are discretionary with the Compensation Committee, neither the number nor types of future Amended Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

Equity Compensation Plan Information

The following table presents the number of securities authorized for issuance under the Company’s equity compensation plans in effect as of December 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2018 Equity Incentive Plan	77,060	(2)	—	382,520	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	77,060	(2)	$—	382,520	(3)
_____________

(1)    The shares in this column reflect estimated restricted shares expected to be issued pursuant to the 2022 performance equity awards, assuming maximum performance under the terms of the awards and assuming the closing price of our common stock as of December 31, 2022, for purposes of the conversion of the awards into restricted shares.
(2)    As of March 20, 2023, this number was zero.
(3)    As of March 20, 2023, this number was 283,145.

Required Vote

The affirmative vote of a majority of the votes properly cast on the matter (excluding any abstentions or broker non-votes) is required for approval of this Proposal 3.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THIS PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE TO APPROVE
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the following proposal, commonly known as a “Say on Pay” proposal, provides our stockholders with a separate nonbinding advisory vote to approve the compensation of our named executive officers.  The named executive officers are the individuals identified in the Summary Compensation Table included in this proxy statement below.  Because your vote on this proposal is advisory, it will not be binding upon us or our Board of Directors.  However, the Compensation Committee will review the results of the vote carefully and will take the results of its review into account when making future executive officer compensation decisions.

The compensation of our named executive officers received substantial support and was approved, on an advisory basis, by approximately 99% of the votes cast “FOR” or “AGAINST” the corresponding proposal at the annual meeting of stockholders held on May 25, 2022. The Compensation Committee and other members of our Board believe that this vote reflected our stockholders’ strong support of the compensation decisions made by the Compensation Committee for our named executive officers for 2021.
Before you vote on the resolution below, please carefully review the entire “Compensation Discussion and Analysis” section included in this proxy statement below and the tables, narrative disclosure and footnotes that follow the “Compensation Discussion and Analysis.”  The “Compensation Discussion and Analysis” contains important information about our executive compensation program and philosophy.  It also explains how and why the Compensation Committee made specific decisions about the named executive officers’ compensation for 2022.
The following resolution will be voted on at the Annual Meeting:
RESOLVED, that the stockholders of Northern Oil and Gas, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and disclosure as disclosed in this proxy statement.
Required Vote

We will consider our stockholders to have approved our executive compensation if the number of votes cast “FOR” this Proposal 4 exceeds the number of votes cast “AGAINST” this Proposal 4.

THE BOARD OF DIRECTORS BELIEVES THAT
THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE
AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL 4.

PROPOSAL 5

ADVISORY VOTE ON THE FREQUENCY OF
HOLDING FUTURE ADVISORY VOTES ON NAMED EXECUTIVE COMPENSATION

In Proposal 4, we seek a nonbinding advisory vote of our stockholders to approve the compensation of our named executive officers. The Dodd-Frank Act also requires our company to provide stockholders a separate nonbinding advisory vote on how frequently we should seek that approval. Stockholders can vote to have the opportunity to approve the compensation of our named executive officers annually, once every two years, or once every three years. Stockholders may only vote for one choice, or else abstain from voting on this proposal entirely.

Because your vote on this proposal is advisory, it will not be binding upon us or our Board of Directors. However, we are required to give our stockholders a vote on this issue at least once every six years. Absent extraordinary circumstances, our stockholders will next have an opportunity to vote on the frequency of the nonbinding advisory vote to approve the compensation of the named executive officer at our 2029 annual meeting of stockholders.

At our 2017 annual meeting of stockholders, our stockholders expressed a preference for holding a nonbinding advisory vote to approve the compensation of our named executive officers annually. In light of that preference, our Board of Directors determined that it would include a nonbinding advisory vote to approve the compensation of our named executive officers in our company’s proxy materials every year until the next required advisory vote on the frequency of stockholder votes to approve named executive officer compensation.

Our Board of Directors recommends that you vote for an annual nonbinding advisory vote to approve the compensation of the named executive officers, because an annual advisory vote is consistent with the Board’s policy of encouraging ongoing engagement with stockholders on all matters that are important to them and any stockholder concerns about executive compensation can be expressed through a vote without a two or three year delay.

Required Vote

The option of one year, two years or three years that receives the affirmative vote of a plurality of the votes cast will be considered the preferred choice of our stockholders as to the frequency with which our company should seek a nonbinding advisory vote to approve the compensation of its named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE OPTION OF “1 YEAR” FOR THIS PROPOSAL 5.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the 2022 compensation program for the following named executive officers:

Nicholas O’Grady	Chief Executive Officer
Adam Dirlam	President
Chad Allen	Chief Financial Officer
James Evans	Chief Technical Officer (previously Executive Vice President & Chief Engineer)
Erik Romslo	Chief Legal Officer & Secretary

Executive Summary

Our financial and operating results in 2022 set a new high water mark for our company, as we generated record production, Adjusted EBITDA and free cash flow and continued to build on our successes from the prior year. It was a transformational year in which we both strengthened our balance sheet and completed over $955 million in large bolt-on acquisitions. In addition, we have successfully diversified from a single-basin company with properties almost exclusively in the Williston Basin to a multi-basin company with substantial properties in the Permian and Appalachian Basins. As a result, the Permian and Appalachian Basins represented 34% of our oil and gas sales in 2022, compared to less than 1% in 2020.

Our acquisition activity, combined with increased commodity prices and development activity on our properties, drove significant growth for our company in 2022 compared to 2021, including a 104% increase in our oil and gas sales, a 134% increase in cash flow from operations, a 40% increase in total production, and a 15% increase in our year-end proved reserves volumes. Our strong balance sheet and free cash flow allowed us to substantially increase the returns to our stockholders in the form of $125.6 million in combined common stock repurchases and common stock dividends declared in 2022, compared to $11.2 million in 2021. Driven by our record financial performance, the average closing price of our common stock increased 63% from December 2021 to December 2022. Our total shareholder return (“TSR”) outperformed 13 of the 16 companies in our 2022 peer group (see “Peer Group” below).

The structure of our executive compensation plan was substantially similar in 2022 to 2021, except we introduced the use of quantitative performance goals to drive a substantial portion of executive compensation. Due to the extremely volatile and challenging operating environment of 2020 and early 2021, the Compensation Committee determined to not establish quantitative performance goals for those years, but instead relied on its discretion to evaluate company and executive performance and determine executive compensation based on that evaluation. Because of the increased stability in the macro-environment and the commodity environment, in 2022 the Compensation Committee made the decision to establish quantitative performance goals for determining a meaningful portion of executive compensation. The Compensation Committee set quantitative performance goals to determine 67% of the total bonus opportunity under the 2022 STIP (defined below) and 56% of the maximum award opportunity under the 2022 LTIP (defined below).

For 2022, our named executives received total cash bonuses ranging from 100% to 175% of base salary, and long-term equity awards that totaled 240% of base salary for our Chief Executive Officer and ranging from 150% to 176% of base salary for our other named executive officers. See “Annual Short-Term Incentive Program” and “Long-Term Equity Incentive Program” below for additional information.

Overview

Our Compensation Committee is responsible for establishing director and executive officer compensation, as well as policies and programs to insure that they are consistent with our compensation philosophy and principles of corporate governance. The Compensation Committee is authorized to make plan awards to our employees to recognize individual and company-wide achievements as the Compensation Committee deems appropriate. Our Compensation Committee has historically reviewed and approved base salary and incentive compensation levels, employment agreements and benefits for all executive officers.

Our compensation program seeks to incentivize our management to create superior risk-adjusted returns for our shareholders. The program has individual and corporate goals as well as qualitative and quantitative objectives to drive ongoing value creation and is designed to foster an ownership mentality among our management team.

In 2022, we held a stockholder advisory vote on the compensation paid to our named executive officers for 2021, which resulted in approximately 99% of the votes cast approving such compensation. Our Compensation Committee evaluated the results of last year’s advisory vote on executive compensation and, given the support expressed by stockholders, did not make any specific changes to our executive compensation program as a result thereof.

Compensation Consultant

The Compensation Committee from time to time engages independent consultants to advise it on peer group executive compensation practices, potential compensation packages for existing or possible new executives, and in connection with other projects, including the selection of peer groups for executive compensation analysis purposes. For 2022, the Compensation Committee directly engaged Willis Towers Watson (“WTW”) to help develop a peer group, review the company’s compensation programs and advise on potential changes thereto, and support its year-end performance assessment and compensation decision-making process. The Compensation Committee determined that WTW is an independent compensation consultant. During its engagement, WTW may contact our named executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that our named executive officers also receive. The Compensation Committee determined that the work of WTW and its employees did not raise any conflict of interest.

Peer Group

The peer group approved by the Compensation Committee in connection with the 2022 executive compensation program consisted of the following 16 companies:

Berry Corporation	Magnolia Oil & Gas Corporation
Brigham Minerals	Matador Resources Company
Chord Energy Corporation	Murphy Oil Corporation
Callon Petroleum Company	PDC Energy, Inc.
Centennial Resource Development	Ranger Oil Corporation
Civitas Resources, Inc.	SM Energy Company
Kimbell Royalty Partners, LP	Talos Energy Inc.
Laredo Petroleum, Inc.	W&T Offshore, Inc.

WTW proposed and the Compensation Committee approved this peer group, which was used to develop market data that supported 2022 compensation decisions. The Compensation Committee does not seek to apply any particular benchmark or target percentiles relative to the peer group in setting compensation levels. However, peer group data is considered in connection with considering potential changes to our annual executive compensation program from year to year and in making determinations related thereto, including setting base salaries, setting incentive award levels, and making discretionary determinations thereunder. In addition, the foregoing peer group was used for purposes of the performance equity awards under the 2022 long-term incentive plan, as the comparative group for determining our company’s relative TSR performance.

The Compensation Committee has selected and updated our peer group over time primarily due to M&A, corporate restructuring and the growth of our financial and operating profiles as compared to potential peer companies. The Compensation Committee further assesses the comparable strategy and geography of potential peers with whom we may compete for executive talent and capital.

Role of Executives in Establishing Compensation

The Compensation Committee makes the final determination of all compensation paid to our named executive officers and directs all compensation decisions affecting our executive officers. However, management also plays a role in the determination of executive compensation levels. Management may provide recommendations to the Compensation Committee regarding any discretionary items affecting compensation for the year. Management also provides advance input on the structure of our incentive programs and, to the extent applicable, performance goals to be used thereunder and the selection of peer companies to be used by the Compensation Committee for executive compensation purposes. However, the Compensation

Committee has no obligation to accept management’s recommendations, and meets regularly in executive session to discuss and ultimately set executive compensation amounts and programs. Our Chief Executive Officer is not present during voting or deliberations regarding his compensation.

Compensation Philosophy

To recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive in our market and with respect to the general profession of our executives. We remain committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs. Our compensation program is intended to incentivize exceptional organizational and individual performance, and to support the successful attainment of our vision, values and business objectives.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•Attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of our company;
•Motivate management to enhance long-term stockholder value and to align our executives’ interests with those of our stockholders;
•Align a significant portion of management’s compensation to financial and operating performance;
•Evaluate and rate performance relative to the existing market conditions during the measurement period; and
•Set compensation levels that reflect competitive market practices.

The principal components of our executive compensation program are base salary, short-term incentive awards and long-term incentive awards. We use various elements of pay to design a compensation program that provides competitive pay with the opportunity to earn above or below target incentive payouts based on financial, operational and strategic performance, and align the interests of our executive officers with those of our stockholders.

Employment Agreements

We maintain substantially similar written employment agreements with each of our named executive officers, all of which were entered into during the summer of 2018 (except for Mr. Evans’s, which was effective in January 2020). The employment agreements each provide for an initial three-year term, subject to earlier termination upon notice or certain other conditions, and with the potential for additional one year renewal terms. The employment agreements contain provisions that, among other things, (i) will subject the executives to any “clawback” or similar policy hereafter adopted by the company to comply with applicable law, (ii) prohibit the executives in certain circumstances from competing with our company or soliciting any employees of our company for a specified period following termination of their employment, (iii) entitle each executive to a minimum annualized cash base salary, and (iv) entitle each executive to perquisites including a $20,000 annual vehicle allowance and the company’s payment of each executive’s maximum employee 401(k) contribution each year, in addition to company matching contributions. Finally, the employment agreements contain change in control and severance provisions which are described under “Severance/Change of Control Agreements” and “Potential Payments upon Termination or Change in Control—Change in Control and Severance Provisions” below.

Elements of Compensation

The total compensation and benefits program for our executive officers currently consists of a combination of the following components:

•base salaries;
•annual short-term cash incentive program;
•annual long-term equity incentive program;
•discretionary bonuses or equity awards;
•retirement, health and welfare benefits;
•perquisites; and
•severance/change of control arrangements.

Base Salaries

We provide base salaries to compensate our named executive officers for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, performance, responsibilities and contribution of the individual executive officers. Salaries are reviewed annually, based on a number of factors, both quantitative, including organizational and competitive analyses, and qualitative, including the Compensation Committee’s perception of the executive’s experience, performance and contribution to our business objectives and corporate values.

The Compensation Committee set 2022 base salaries for the named executive officers in December 2021, at the same time it made its year-end determinations under the 2021 executive compensation program. Based on the company’s significant growth and success during 2022, as well as peer group and industry survey data provided by WTW, the Compensation Committee provided for increases to the base salaries of our named executive officers. The increase for Mr. Dirlam was also meant in part to recognize his promotion from Chief Operating Officer to President. The Compensation Committee believes the increased annualized cash base salaries for 2022, which are set forth below, are reasonable and competitive relative to our peer group:

	2021 Salary ($)	2022 Salary ($)	Increase (% )
Nicholas O’Grady	515,000	750,000	46%
Adam Dirlam	335,000	425,000	27%
Chad Allen	290,000	350,000	21%
James Evans	280,000	320,000	14%
Erik Romslo	392,000	400,000	2%

Annual Short-Term Incentive Program

Our short-term incentive program (“STIP”) is designed to provide annual variable cash compensation dependent upon the achievement of financial and operating performance objectives, as well as individual performance by each executive officer. The STIP provides the opportunity to receive a performance-based cash payment at the end of each year based on the prior year’s results as measured against quantitative targets set by the Compensation Committee, as well as individual performance considerations determined by the Compensation Committee. The weighting and performance levels for the quantitative measures and individual performance considerations are communicated to our executive officers at the time they are set.

The Compensation Committee established the 2022 STIP in April 2022, and in connection therewith set threshold, target and maximum cash award opportunities thereunder as follows:

	2022 STIP
	Threshold		Target		Maximum
	Value ($)	% of Salary	Value ($)	% of Salary	Value ($)	% of Salary
Nicholas O’Grady	300,000	40%	600,000	80%	900,000	120%
Adam Dirlam	150,000	35%	300,000	71%	450,000	106%
Chad Allen	100,000	29%	200,000	57%	300,000	86%
James Evans	100,000	31%	200,000	63%	300,000	94%
Erik Romslo	125,000	31%	250,000	63%	375,000	94%

The quantitative measures and individual performance considerations selected each year are tailored by the Compensation Committee in an attempt to focus management’s attention and efforts on the matters deemed most critical to the company, and as a result may be different from year to year depending on the current environment and needs of the company. The performance level for each quantitative measure takes into account prior year results and current year expectations and objectives. We believe that the performance levels are set aggressively in light of these variables and require achievement of significant performance. The performance levels for the quantitative measures may provide for adjustments to account for the effects of certain circumstances that may arise during the year, such as significant acquisitions or divestitures.

Under the 2022 STIP, the Compensation Committee determined that two-thirds of each executive’s award would be dependent on company performance versus quantitative measures, and one-third would be dependent on individual performance considerations for each executive. The table below provides the details of the 2022 STIP.

Performance Levels
2022 Performance Goals	Weighting	Threshold	Target	Maximum	Performance Level Achieved
Adjusted EBITDA (millions)(1)	1/3	$825.0	$900.0	$975.0	Maximum
Year-end Net Debt / Adjusted EBITDA(2)	1/3	1.25x	1.00x	0.75x	Target
Individual Performance Considerations	1/3	n/a	n/a	n/a	Maximum
_________________

(1)2022 Adjusted EBITDA, pursuant to the company’s standard calculation, but with pro forma adjustments to eliminate effect of unbudgeted acquisitions completed after April 2022.
(2)Ratio of 2022 year-end net debt to 2022 Adjusted EBITDA, pursuant to the company’s standard calculation, but with pro forma adjustments to eliminate effect of unbudgeted acquisitions completed after April 2022.

    As shown in the foregoing table, each executive earned a cash award under the 2022 STIP equal to (i) 2/3 multiplied by their “maximum” award opportunity, plus (ii) 1/3 multiplied by their “target” award opportunity.

In addition, as noted below under “Discretionary Bonuses or Equity Awards,” the Compensation Committee may also approve the payment of discretionary bonuses in recognition of significant achievements, in light of retention or similar goals, or due to other factors the committee deems relevant. In connection with making year-end compensation determinations for 2022, the Compensation Committee engaged with its compensation consultant to review peer group and industry survey compensation information. The Compensation Committee determined, based on the advice of its compensation consultant, that the company’s payout range of opportunity under the STIP was below market. As a result, the Compensation Committee determined that additional discretionary cash awards would be necessary to appropriately compensate the executive team for a year of outstanding performance (as described in “Executive Summary” above).

As a result, the total cash awards paid to the named executives for 2022, including both the STIP amounts and the additional discretionary amounts described above, were as follows:

	Earned Award under STIP ($)	Discretionary Bonus ($)	Total Cash Award ($)	Total (% of Salary)
Nicholas O’Grady	800,000	512,500	1,312,500	175%
Adam Dirlam	400,000	343,750	743,750	175%
Chad Allen	266,667	170,833	437,500	125%
James Evans	266,667	133,333	400,000	125%
Erik Romslo	333,333	66,667	400,000	100%

Long-Term Equity Incentive Program

The purpose of our long-term equity incentive program (“LTIP”) is to align the interests of our executives with those of our stockholders and to provide variable compensation primarily dependent upon company performance. Since equity awards may vest and grow in value over time, the program is intended to incentivize company performance over the long-term. As described in more detail below, the Compensation Committee established quantitative performance metrics for 50% of the target value under the 2022 LTIP.

The 2022 LTIP consisted of three tranches for each named executive officer:

•25% of total LTIP target: a restricted stock award subject to time-based vesting over a three year period, granted when the 2022 program was initially approved in April 2022 in order to lock-in a base level of equity incentive for each named executive officer (shown in the tables below under the “Base Award” heading);

•50% of total LTIP target: a performance equity award, also granted in April 2022, dependent on our company’s TSR relative to our peer group, based on the last 20 trading days of 2022 compared to the last 20 trading days of 2021 (shown in the tables below under the “Performance Award” heading); and

•25% of total LTIP target: a performance-contingent award opportunity to be determined in the good faith discretion of the Compensation Committee at the end of the year based on their subjective evaluation of performance (shown in the tables below under the “Contingent Award Opportunity” heading).

The amounts for these awards were determined by the Compensation Committee based on their review of peer group and industry survey compensation information, and subjective determinations specific to each executive’s role and situation. The 2022 LTIP is summarized in the following table:

		Performance Award			Contingent Award Opportunity
	Base Award ($)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Nicholas O’Grady	300,000	200,000	600,000	1,000,000	100,000	300,000	500,000
Adam Dirlam	125,000	83,333	250,000	416,667	41,667	125,000	208,333
Chad Allen	87,500	58,333	175,000	291,667	29,167	87,500	145,833
James Evans	87,500	58,333	175,000	291,667	29,167	87,500	145,833
Erik Romslo	112,500	75,000	225,000	375,000	37,500	112,500	187,500
The 2022 LTIP is summarized in the following table, with the amounts expressed as a percentage of each named executive officer’s base salary:

		Performance Award			Contingent Award Opportunity
	Base Award (%)	Threshold (%)	Target (%)	Maximum (%)	Threshold (%)	Target (%)	Maximum (%)
Nicholas O’Grady	40%	27%	80%	133%	13%	40%	67%
Adam Dirlam	29%	20%	59%	98%	10%	29%	49%
Chad Allen	25%	17%	50%	83%	8%	25%	42%
James Evans	27%	18%	55%	91%	9%	27%	46%
Erik Romslo	28%	19%	56%	94%	9%	28%	47%

For purposes of the performance equity awards, in January 2023 the Compensation Committee evaluated our company’s relative TSR performance and determined that our TSR exceeded 13 of the 16 companies in the peer group, which resulted in the company being in the 81st percentile. Under the performance equity awards, threshold level was 25th percentile, target level was 50th percentile, and maximum level was 75th percentile or better. As a result, each executive earned their maximum performance equity award value, and restricted stock awards were issued in settlement thereof, vesting in three equal installments over three years.

For purposes of the contingent award opportunities described above, in January 2023 the Compensation Committee evaluated the performance of both the company and the named executives, and engaged with its compensation consultant to review peer group and industry survey compensation information. Based on this evaluation and the company’s outstanding 2022 performance (see “Executive Summary” above), the Compensation Committee determined to issue restricted stock awards to each named executive officer at the “maximum” levels described above.

As a result, in total under the 2022 LTIP, our named executive officers received restricted stock awards intended to convey the following values:

	Total Awards
	Value ($)	% of Salary
Nicholas O’Grady	1,800,000	240%
Adam Dirlam	750,000	176%
Chad Allen	525,000	150%
James Evans	525,000	164%
Erik Romslo	675,000	169%
Restricted stock awards under this program represent awards of actual shares of our common stock that provide for vesting in three equal installments over the next three years, contingent upon continued employment. We believe that awards of restricted stock provide a significant incentive for the named executive officers to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among companies with whom we compete for executive talent.

Discretionary Bonuses or Equity Awards

In addition to the formalized incentive programs described above, the Compensation Committee may also approve the payment of discretionary bonuses or equity awards in recognition of significant achievements, in light of retention or similar goals, or due to other factors the Compensation Committee deems relevant.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare programs to all eligible employees, including our named executive officers, who are eligible to participate in these broad-based programs on the same basis as the rest of our employees. Our health and welfare programs include medical, dental, vision, life insurance and long and short term disability. We have a supplemental disability plan applicable to employees whose annual compensation would not be covered by our standard disability plan, and all of the named executive officers qualify for coverage under that supplemental plan.

We maintain a 401(k) plan for our employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Code. We also provide a match contribution equal to 100% of an eligible employee’s deferral contribution, up to 8% of the employee’s earnings up to the maximum amount permitted under the Code.

Perquisites

Additional perquisites paid for named executive officers in 2022 include vehicle allowances and payment of all 401(k) plan contributions. Our costs associated with providing the foregoing benefits for named executive officers are reflected in the Summary Compensation Table and related disclosures below. The company does not provide tax gross-ups on any perquisites provided to our named executive officers.

Severance/Change of Control Arrangements

As noted above, we maintain substantially similar employment agreements with each of our named executive officers that provide for severance compensation in connection with certain triggering events relating to a change of control of our company and/or termination of employment. We believe these arrangements mitigate a potential disincentive for our named executive officers when they are evaluating a potential acquisition of the company, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of our named executive officers through the conclusion of the transaction, and to ensure a smooth management transition. We believe that the level of benefits provided under these agreements is reasonable relative to market practice and helps us to attract and retain key talent. Change of control payments and benefits for our named executive officers are based on a “double-trigger” arrangement (that is, they require both a change in control of the company plus a qualifying termination of employment of the named executive officer before payments and benefits are paid to such named executive officer). We have provided more information about these benefits below under “Potential Payments upon Termination or Change in Control.”

Policies as to Hedging and Company Securities

Our insider trading policy provides that company directors, officers (including each of the named executive officers) and other employees (and certain other covered individuals) are prohibited from, among other things: (i) purchasing company securities on margin or pledging company securities; (ii) short selling company securities; (iii) buying or selling put or call options on company securities; or (iv) entering into hedging transactions involving company securities, which includes purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of company securities. Certain family and household members and other persons or entities whose decisions are directed, influenced or controlled by a covered person are also subject to the prohibition. Further, the insider trading policy applies to all company securities directly or indirectly owned by covered persons, including any securities granted to the covered persons as a part of compensation for their service to the company.

We have not adopted any stock ownership guidelines or other holding amount or duration requirements applicable to our directors, officers (including our named executive officers) or other employees. However, given the design of our compensation program, each of our named executive officers who has served with the company for at least one year holds a significant number of shares of our outstanding common stock.

Clawback Policy

To date, we have not adopted a formal clawback policy to recoup incentive-based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, under the terms of our equity compensation plans, awards thereunder and any compensation associated therewith may be made subject to forfeiture, recovery by the company or other action pursuant to any compensation recovery policy adopted by the Board of Directors at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law, and any award agreement may be unilaterally amended by the Compensation Committee to comply with any such clawback policy. We are reviewing the final rule issued by the SEC implementing the provisions of the Dodd-Frank Act relating to the clawback of incentive-based compensation and intend to adopt a clawback policy in compliance with Section 10D of the Exchange Act when required by the SEC.

Compensation Committee Report

Compensation Committee Activities

The Compensation Committee of our Board currently consists of three independent directors.  As the Compensation Committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria to determine management compensation.  Our Compensation Committee charter grants the Compensation Committee full authority to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of our executive officers.  We adopt performance criteria to measure the performance of our executive management and determine the appropriateness of awarding year-end bonuses, if any.

Review of Compensation Discussion and Analysis

The Compensation Committee has reviewed and discussed the compensation discussion and analysis presented on the preceding pages. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the compensation discussion and analysis be included in this document and be incorporated by reference in our Annual Report.

The name of each person who serves as a member of our Compensation Committee is set forth below.

Stuart Lasher (Chair)	Bahram Akradi	Jennifer Pomerantz
Risks Arising from Compensation Policies and Practices

We have evaluated the risks arising from our company-wide compensation policies and practices and do not believe that such risks are reasonably likely to have a material adverse effect on our company.

2022 Summary Compensation Table

Employment agreements for our named executive officers are summarized above in the Compensation Discussion and Analysis section. The table below shows compensation for our named executive officers for services in all capacities to our company during the years shown. Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the SEC and does not necessarily represent the amount of compensation realized or which may be realized in the future, or the amount of compensation attributable to a particular year. This is particularly true with respect to certain stock-based awards or accruals reported in the Stock Awards column. For more information regarding our executive compensation plans, please review the information above under the caption “Compensation Discussion and Analysis.”

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)
Nicholas O’Grady	2022	750,000	512,500	783,260	800,000	74,713	2,920,473
Chief Executive Officer	2021	515,000	590,000	1,449,989	—	63,659	2,618,648
	2020	500,000	50,000	779,999	—	62,883	1,392,882

Adam Dirlam	2022	425,000	343,750	326,354	400,000	68,485	1,563,589
President	2021	335,000	395,000	419,993	—	62,197	1,212,190
	2020	325,000	32,500	300,003	—	61,664	719,167

Chad Allen	2022	350,000	170,833	228,453	266,667	68,293	1,084,245
Chief Financial Officer	2021	290,000	290,000	360,002	—	61,665	1,001,667
	2020	280,000	28,000	259,996	—	61,221	629,217

James Evans	2022	320,000	133,333	228,453	266,667	66,924	1,015,376
Chief Technical Officer(1)

Erik Romslo	2022	400,000	66,667	294,624	333,333	69,918	1,164,542
Chief Legal Officer & Secretary	2021	392,000	392,000	479,992	—	63,636	1,327,628
	2020	380,000	38,000	340,001	—	62,863	820,864
______________
(1)Mr. O’Grady has served as Chief Executive Officer since January 2020. Mr. Dirlam served as Chief Operating Officer from January 2020 to December 2021, and has served as President since December 2021. Mr. Allen has served as Chief Financial Officer since January 2020. Mr. Evans has served as an executive officer since February 2021, but 2022 is his first year as a “named executive officer” and, as a result, only his 2022 compensation is disclosed in this table. Mr. Evans served as Executive Vice President and Chief Engineer during 2022, and his title changed to Chief Technical Officer in April 2023. Mr. Romslo has served as Chief Legal Officer since January 2020, and as Secretary since 2011.
(2)The Bonus amounts reported for 2022 reflect discretionary cash awards paid for 2022 performance, over and above the amounts earned for meeting the performance criteria contemplated by the 2022 STIP (which amounts are reported in the Non-Equity Incentive Plan Compensation column).
(3)Amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during the applicable year.  Grant date fair values are computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 6 to our financial statements for the year ended December 31, 2022 included in our Annual Report on Form 10-K for 2022. See the Grants of Plan-Based Awards table below for additional detail regarding the 2022 awards reflected in this column.
(4)The Non-Equity Incentive Plan Compensation amounts reported for 2022 reflect the amounts earned for meeting the performance criteria contemplated by the 2022 STIP.
(5)The All Other Compensation amounts reported for 2022 include (i) company 401(k) contributions of $41,000 for each named executive, (ii) vehicle allowances of $20,000 for each named executive, (iii) supplemental disability policy premiums paid by the company ranging from $4,491 to $5,625 for each named executive, and (iv) accrued cash dividends received upon the vesting of restricted stock ranging from $1,433 to $8,089 for each named executive.

2022 Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards during the year ended December 31, 2022.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Common Stock (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Nicholas O’Grady		300,000	600,000	900,000
	4-29-2022				200,000	600,000	1,000,000		483,250
	4-29-2022							12,010	300,010	(3)

Adam Dirlam		150,000	300,000	450,000
	4-29-2022				83,333	250,000	416,667		201,354
	4-29-2022							5,004	125,000	(3)

Chad Allen		100,000	200,000	300,000
	4-29-2022				58,333	175,000	291,667		140,948
	4-29-2022							3,503	87,505	(3)

James Evans		100,000	200,000	300,000
	4-29-2022				58,333	175,000	291,667		140,948
	4-29-2022							3,503	87,505	(3)

Erik Romslo		125,000	250,000	375,000
	4-29-2022				75,000	225,000	375,000		182,114
	4-29-2022							4,504	112,510	(3)
______________
(1)Amounts in these columns assume achievement of all “threshold,” “target” or “maximum” performance criteria, respectively, under the 2022 short-term incentive program. See “Compensation Discussion and Analysis—Annual Short-Term Incentive Program” above.
(2)Amounts in these columns reflect the potential values of the performance equity awards under the 2022 LTIP program, assuming the company achieved the “threshold,” “target” or “maximum” performance goal, respectively. The number of restricted shares earned in respect thereof was calculated by dividing the earned value by the closing price of the company’s common stock on the date of Compensation Committee determination of actual performance relative to the performance goal in early 2023, and such restricted shares are scheduled to vest in three equal annual installments thereafter. See “Compensation Discussion and Analysis—2022 Long-Term Equity Incentive Program” above.
(3)Base restricted stock award, subject to time-based vesting over three years, granted under the 2022 LTIP.

The non-equity incentive plan awards reflected in the foregoing table are further described above under “Compensation Discussion and Analysis—Annual Short-Term Incentive Program.” The equity incentive plan awards and stock awards reflected in the foregoing table are further described above under “Compensation Discussion and Analysis—2022 Long-Term Equity Incentive Program.”

Outstanding Equity Awards at December 31, 2022

The following table sets forth the outstanding equity awards to our named executive officers as of December 31, 2022.

	Stock Awards
Name	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(7)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(7)
Nicholas O’Grady	93,121	(2)	$2,869,989	32,446	$1,000,000
Adam Dirlam	32,156	(3)	$991,048	13,519	$416,667
Chad Allen	26,884	(4)	$828,565	9,464	$291,667
James Evans	19,099	(5)	$588,631	9,464	$291,667
Erik Romslo	35,426	(6)	$1,091,829	12,167	$375,000
______________
(1)The values in this column are based on the $30.82 closing price of our common stock on the last trading day of 2022. Vesting of the outstanding equity awards is based on the continued employment of the applicable executive through the scheduled vesting date of the shares, as detailed in the following footnotes. In addition, vesting of the outstanding equity awards will accelerate in the event of an executive’s termination of employment without cause or for good reason prior to the applicable vesting dates.
(2)Restricted shares scheduled to vest as follows: (i) 58,130 shares on March 15, 2023, (ii) 30,988 shares on March 15, 2024, and (iii) 4,003 shares on March 15, 2025.
(3)Restricted shares scheduled to vest as follows: (i) 20,352 shares on March 15, 2023, (ii) 10,136 shares on March 15, 2024, and (iii) 1,668 shares on March 15, 2025.
(4)Restricted shares scheduled to vest as follows: (i) 17,291 shares on March 15, 2023, (ii) 8,426 shares on March 15, 2024, and (iii) 1,167 shares on March 15, 2025.
(5)Restricted shares scheduled to vest as follows: (i) 10,716 shares on March 15, 2023, (ii) 7,216 shares on March 15, 2024, and (iii) 1,167 shares on March 15, 2025.
(6)Restricted shares scheduled to vest as follows: (i) 22,746 shares on March 15, 2023, (ii) 11,179 shares on March 15, 2024, and (iii) 1,501 shares on March 15, 2025.
(7)The shares in this column reflect estimated restricted shares expected to be issued pursuant to the performance equity awards under the 2022 LTIP, assuming maximum performance under the terms of the awards and assuming the closing price of our common stock as of the last trading day of 2022 for purposes of the conversion of the awards into restricted shares. The awards were denominated in dollars, not shares, and the market values reported in the final column reflect the maximum value of such awards. The number of restricted shares earned in respect thereof was calculated by dividing the earned value by the closing price of the company’s common stock on the date of Compensation Committee determination of actual performance relative to the performance goal in early 2023, and such restricted shares are scheduled to vest in three equal annual installments on March 15th of 2023, 2024 and 2025. See “Compensation Discussion and Analysis—2022 Long-Term Equity Incentive Program” above.

2022 Option Exercises and Stock Vested

Our named executive officers did not hold or exercise any stock options during the year ended December 31, 2022.  The table below sets forth the number of shares of common stock acquired on vesting by our named executive officers during the year ended December 31, 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Nicholas O’Grady	61,129	$1,506,219
Adam Dirlam	21,185	$521,998
Chad Allen	17,627	$434,329
James Evans	10,800	$266,112
Erik Romslo	23,745	$585,077
______________
(1)Value based on the closing price of our common stock on each applicable vesting date.

Potential Payments upon Termination or Change in Control

Change in Control and Severance Provisions

We have entered into employment agreements with each of our named executive officers that contain change in control and severance provisions entitling those individuals to certain payments under specified circumstances. They contain double-trigger change in control provisions whereby, if the executive’s employment is terminated by the company without “cause” or by the executive for “good reason” (in each case, as defined in the employment agreement) in connection with a change in control (or within twelve months after a change in control), then all outstanding unvested equity awards held by the executive will automatically vest, and the executive will be entitled to receive a lump sum cash payment equal to the sum of (i) two times base salary, (ii) their annualized vehicle allowance (except for Mr. Evans), and (iii) twelve months of Continuation of Health Coverage (COBRA) premiums to continue their existing group health and dental coverage. These agreements also provide that each executive would be entitled to the same benefits described in the preceding sentence of this paragraph if such executive’s employment is terminated by the company without cause or by the executive for good reason absent a change in control, except for Mr. Evans the cash payment would be one-fourth of the amount described in the preceding sentence.

Estimated Payments to Named Executive Officers

The compensation amounts included in the table below are estimates of the amounts that would have become payable to each named executive officer under the various triggering events described in the foregoing provisions, assuming in each case that the applicable event (whether a change-in-control and/or a termination of employment) occurred on the last business day of 2022.

Name and Payments/Benefits	Change in Control	Involuntary Termination(1)	Involuntary Termination in connection with a Change in Control
Nicholas O’Grady
Cash ($)	—	1,545,895	1,545,895
Stock Vesting ($)(2)	—	2,869,989	2,869,989
Adam Dirlam
Cash ($)	—	891,285	891,285
Stock Vesting ($)(2)	—	991,048	991,048
Chad Allen
Cash ($)	—	745,528	745,528
Stock Vesting ($)(2)	—	828,565	828,565
James Evans
Cash ($)	—	171,271	685,082
Stock Vesting ($)(2)	—	588,631	588,631
Erik Romslo
Cash ($)	—	842,055	842,055
Stock Vesting ($)(2)	—	1,091,829	1,091,829
______________
(1)“Involuntary termination” refers to a termination of employment either by the company without cause or by the employee for good reason.
(2)Stock vesting values are based on the $30.82 closing price of our common stock on the last trading day of 2022.

Non-Employee Director Compensation

Director compensation elements are designed to:

•Ensure alignment with long-term stockholder interests;
•Ensure we can attract and retain outstanding director candidates;
•Recognize the substantial time commitments necessary to oversee the affairs of our company; and
•Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the Compensation Committee each year, and resulting recommendations are presented to the full Board for approval.  Directors who are also employees receive no additional pay for serving as directors.

Non-employee directors generally receive compensation consisting of both cash and equity, although certain directors have elected to receive compensation entirely in equity.  A significant portion of director compensation is paid in equity to align director compensation with the long-term interests of stockholders. Non-employee directors are also reimbursed for reasonable expenses incurred to attend Board meetings or other functions relating to their responsibilities as a director.

In March 2022, the Board approved the 2022 compensation program for our non-employee directors, as follows:

	Stock Compensation	Cash Compensation
Board Retainer:
Non-Executive Chairperson	$685,000	$—
All Other Directors	$135,000	$70,000
Committee Fees:
Audit Committee Chairperson	$—	$20,000
Audit Committee Member	$—	$10,000
Compensation Committee Chairperson	$—	$15,000
Compensation Committee Member	$—	$5,000
Governance, Nominating and ESG Committee Chairperson	$—	$5,000
Governance, Nominating and ESG Committee Chairperson	$—	$2,500
Executive Committee Member	$—	$20,000

The 2022 compensation for our non-executive chairperson, Mr. Akradi, consisted solely of $685,000 worth of our common stock, with no cash compensation and no additional compensation for service on Board committees. Mr. Akradi has played a critical role in our company’s restructuring and turnaround since 2017. His involvement, which has included contributions of significant time, leadership and expertise, has been instrumental to the development and execution of the overall strategy that has driven the company’s success. The Compensation Committee discussed Mr. Akradi’s compensation with its compensation consultant and, based on a competitive assessment of director pay, we understand that his pay is above market. However, we believe that his contributions and activity on our Board have significantly exceeded that of a traditional non-executive chairperson. Therefore, the Board has determined that his compensation is appropriate in order to reward him for his efforts and the company’s success, and to incentivize him to remain in this role. At Mr. Akradi’s request, since he was appointed non-executive chairperson in January 2018, he has received only equity awards and no cash for his service on the Board.

The 2022 equity compensation paid to directors was issued in quarterly installments of fully vested shares of our common stock, with the number of shares in each installment calculated based on the closing price of our common stock on such date. These dates were as follows: March 31, 2022; June 30, 2022; September 30, 2022; and December 30, 2022.

The following table contains compensation information for our non-employee directors for the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)(4)(5)	Total ($)
Bahram Akradi	—	685,000	685,000
Lisa Bromiley	90,000	135,000	225,000
Roy Easley	95,652	135,000	230,652
Michael Frantz	92,500	135,000	227,500
Jack King	75,000	135,000	210,000
Stuart Lasher	115,000	135,000	250,000
Jennifer Pomerantz	97,500	135,000	232500
Bill Kimble(1)	34,783	58,696	93,478
Robert Grabb(2)	51,538	33,750	85,288
Michael Popejoy(2)	49,038	33,750	82,788
______________
(1)Mr. Kimble joined the Board and Audit Committee on July 25, 2022, and Mr. Kimble’s compensation was prorated for the portion of the year that he served.
(2)Messrs. Grabb and Popejoy served on the Board until May 25, 2022, the date of our annual meeting of stockholders, and their compensation was prorated for the portion of the year that they served. Each received cash in lieu of the prorated portion of their second quarter stock awards.
(3)The 2022 equity compensation was issued in quarterly installments of fully vested shares of our common stock, with the number of shares in each installment calculated based on the closing price of our common stock on such date, rounded to the nearest full share. The grant date fair value of each such quarterly equity award is set forth in the following table:

Director	3-31-2022	6-30-2022	9-30-2022	12-30-2022
Bahram Akradi	171,250	171,250	171,250	171,250
Lisa Bromiley	33,750	33,750	33,750	33,750
Roy Easley	33,750	33,750	33,750	33,750
Michael Frantz	33,750	33,750	33,750	33,750
Jack King	33,750	33,750	33,750	33,750
Stuart Lasher	33,750	33,750	33,750	33,750
Jennifer Pomerantz	33,750	33,750	33,750	33,750
Bill Kimble	—	—	24,946	33,750
Robert Grabb	33,750	—	—	—
Michael Popejoy	33,750	—	—	—

(4)As of December 31, 2022, no directors held any unvested shares of common stock.
(5)As of December 31, 2022, no directors held any stock options.

CEO Pay Ratio

For 2022, the annual total compensation for our Chief Executive Officer was $2,920,473, as reflected in the Summary Compensation Table appearing above. We estimate that the median employee’s annual total compensation was $229,809 for 2022. This comparison results in a CEO Pay Ratio of 12.7 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K promulgated under the Exchange Act.

As permitted under applicable SEC guidance, to identify a median employee among our employee population workforce (excluding our CEO) for 2020, we used actual W-2 taxable income for the 2020 calendar year as our consistently applied compensation measure for those who were employed on December 31, 2020. Based on that, we selected an individual at the median of our employee population on December 31, 2020. Our company did not experience any meaningful change in our employee population or employee compensation arrangements during 2021 or 2022 that we reasonably believe would significantly impact our pay ratio disclosure and the prior median employee did not experience a significant change in compensation. Accordingly, we determined that the 2020 median employee continued to be representative and determined that individual’s annual total compensation for 2022 in the same manner that we used to determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

Pay Versus Performance Table
The following table sets forth certain information with respect to the company’s financial performance and the compensation paid to our named executive officers, or “NEOs,” for our fiscal years ending in 2022, 2021 and 2020:

					Value of Initial Fixed $100 Investment Based On:
	Summary Compensation Table Total for PEO(1)(2) ($)	Compensation Actually Paid to PEO(1)(2) ($)	Average Summary Compensation Table Total for Other NEOs(1)(2) ($)	Average Compensation Actually Paid to Other NEOs(1)(2) ($)	Total Shareholder Return(3) ($)	Peer Group (Industry Index) Total Shareholder Return(3)(4) ($)	Net Income ($ in millions)	Relative TSR Percentile vs. 2022 Comp Peer Group(5) (%)
2022	2,920,473	4,586,132	1,206,938	1,731,366	136.82	125.98	773.2	81.25
2021	2,618,648	3,775,304	1,143,263	1,577,661	88.61	89.50	6.4	37.50
2020	1,392,882	250,343	728,845	425,848	37.44	69.00	(906.0)	37.50
______________
(1)For 2022, the principal executive officer, or “PEO,” was Nick O’Grady and the non-PEO (the “Other NEOs”) were Adam Dirlam, President; Chad Allen, Chief Financial Officer; James Evans, Executive Vice President & Chief Engineer; and Erik Romslo, Chief Legal Officer & Secretary.
For 2021, the PEO was Nick O’Grady and the Other NEOs were Adam Dirlam, President; Chad Allen, Chief Financial Officer; Mike Kelly, Chief Strategy Officer; and Erik Romslo, Chief Legal Officer & Secretary.
For 2020, the CEO was Nick O’Grady and the Other NEOs were Adam Dirlam, Chief Operating Officer; Chad Allen, Chief Financial Officer; Mike Kelly, Executive Vice President of Finance; and Erik Romslo, Chief Legal Officer & Secretary.
(2)We did not report a change in pension value for any of the years reflected in this table; therefore, a deduction from the Summary Compensation Table, or SCT, total related to pension value is not needed in calculating the Compensation Actually Paid amounts reflected in these columns. A reconciliation of Total Compensation from the Summary Compensation Table to Compensation Actually Paid to our CEO and our Other NEOs (as an average) is shown below:

	2022		2021		2020
Adjustments	PEO ($)	Average of Other NEOs ($)	PEO ($)	Average of Other NEOs ($)	PEO ($)	Average of Other NEOs ($)
Total Compensation from SCT	2,920,473	1,206,938	2,618,648	1,143,263	1,392,882	728,845
Adjustments for stock and option awards:
(Subtraction): SCT amounts	(783,260)	(269,471)	(1,449,989)	(404,997)	(779,999)	(319,249)
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	1,370,148	470,990	1,666,116	504,164	713,274	270,572
Addition (Subtraction): Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year end	830,587	248,451	724,353	262,587	(319,635)	(85,655)
Addition: Vesting date fair value of awards granted and vesting during such year	—	—	—	—	—	—
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	248,184	74,457	216,176	72,645	(383,779)	(82,216)
(Subtraction): Fair value at end of prior year of awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during such year	—	—	—	—	(372,400)	(86,450)
Addition: Dividends or other earnings paid on stock or option awards in the covered year prior to vesting if not otherwise included in the total compensation for the covered year	—	—	—	—	—	—
Compensation Actually Paid (as calculated)	4,586,132	1,731,366	3,775,304	1,577,661	250,343	425,848

(3)Total shareholder return as calculated based on a fixed investment of one hundred dollars measured from the market close on December 31, 2019 (the last trading day of 2019) through and including the end of the fiscal year for each year reported in the table.
(4)Our peer group used for this TSR calculation is the NYSE Arca Oil Index, which is the industry index as disclosed in our 2022 Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K.
(5)Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we used to link Compensation Actually Paid to our NEOs for 2022 to our company’s performance, is our Relative TSR percentile vs. our 2022 peer group described above under “Compensation Discussion and Analysis—Peer Group.” Our Relative TSR percentile is determined by calculating and ranking the total shareholder return (TSR) for our company and each company in the peer group. For example, if our TSR exceeded the TSR of 12 of the 16 companies in the peer group, then our Relative TSR percentile would be equal to 12/16, or 75%.

Relationship between Pay and Performance

The graphs shown below present a comparison of Compensation Actually Paid to our PEO and the average Compensation Actually Paid to our Other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: (1) our TSR and industry index TSR; (2) our net income; and (3) our Relative TSR percentile vs. our 2022 peer group.

_____________

(1)Total shareholder return in the above chart, in the case of both the Company and the industry index, reflects the cumulative return of $100 as if invested on December 31, 2019, including reinvestment of any dividends.

We believe the Compensation Actually Paid in each of the years reported above and over the three-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance,” as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement under our short- and long-term incentive plans.

Tabular List of Important Financial Performance Measures

The following table lists our most important financial performance measures used by us to link Compensation Actually Paid to the NEOs for fiscal 2022 to our performance for fiscal year 2022. The performance measures included in this table are not ranked by relative importance.

Relative TSR Percentile vs. Peer Group
Adjusted EBITDA
Debt-to-Adjusted EBITDA at Year-End

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Preferred Stock Repurchases

During February 2022, we entered into and closed three separate stock repurchase agreements pursuant to which we repurchased an aggregate of 71,894 shares of the company’s 6.500% Series A Perpetual Cumulative Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”), on identical financial terms from each party for an aggregate purchase price of approximately $9.5 million in cash. Of the total amount, 21,894 shares were repurchased from affiliates of TRT Holdings (the “TRT Parties”) for $2.9 million in cash, and 10,000 shares were repurchased from affiliates of the AG Reporting Parties for $1.3 million in cash. During March 2022, we entered into and closed another stock repurchase agreement with the AG Reporting Parties pursuant to which we repurchased an additional 60,000 shares of Preferred Stock for $8.3 million in cash. During May 2022, we entered into and closed another stock repurchase agreement with the AG Reporting Parties pursuant to which we repurchased an additional 33,271 shares of Preferred Stock for $4.8 million in cash. One of our directors, Mr. Frantz, and one former director, Michael Popejoy, are employed by TRT Holdings, Inc., which together with its affiliates beneficially owned more than 5% of our outstanding common stock at the time of the transactions described in this paragraph (with Mr. Frantz being head of the TRT Holding investment team and with Mr. Popejoy, who was a director of the company at the time of the transactions, being Senior Vice President of Energy at TRT Holdings). Pursuant to the TRT Governance Agreement, the TRT Parties are entitled to nominate one director to our Board so long as they collectively own shares equal to 5.0% or more of our outstanding common stock. The AG Reporting Parties beneficially owned more than 5% of our outstanding common stock at the time of the transactions described in this paragraph.

Mandatory Preferred Stock Conversions

On November 8, 2022, we exercised in full our mandatory conversion rights on our Preferred Stock, pursuant to which such shares of Preferred Stock were converted into shares of our common stock, with holders of Preferred Stock receiving 4.4878 shares of our common stock and a cash payment of $6.3337 for each share of Preferred Stock. The outstanding shares of Preferred Stock automatically converted into shares of common stock on November 15, 2022, resulting in 1,643,732 shares of Preferred Stock converting into approximately 7,376,740 shares of common stock. Cash was paid in lieu of any fractional shares of common stock. The total cash payment involved with the conversion was approximately $10.5 million. Substantially all of the shares of Preferred Stock converted into common stock were beneficially owned by the AG Reporting Parties.

Employee Matters

Adam Dirlam has been employed by our company since 2009, serving as our President since December 2021 and in other executive officer roles since June 2018. Katie Jackson, who is Mr. Dirlam’s spouse, has been employed by our company since 2011, currently in the role of Vice President of Business Development. During 2022, Ms. Jackson received $283,080 of total cash compensation and $131,996 worth of vesting on existing equity awards in connection with her employment.

Related Person Transaction Review Policy

Our Board of Directors has adopted a written related person transaction approval policy, which we refer to as our related person policy. Subject to the exceptions described below, our related person policy requires our Audit Committee to review and approve, ratify or disapprove of any proposed related person transaction. In reviewing a transaction, our Audit Committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to the company, (2) whether the transaction is material to the company, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others. Our Audit Committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and the terms of the transaction are fair to our company. It will be our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest. Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related person transactions exempt from our policy include (1) compensatory arrangements with our directors and executive officers that are approved by our Compensation Committee, (2) transactions available to all of our employees or stockholders on the same terms, (3) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a director of, and/or beneficial owner of less than 5% in, such entity, (4) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a limited partner with less than a 5% interest in such entity, and (5) transactions between us and a related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $10,000 or less in a year.

All of the transactions described above under “Transactions with Related Persons” were approved by our Audit Committee pursuant to the related person policy, except those transactions that did not involve a related person at the time the transaction was entered into.

FORM 10-K

A copy of our Annual Report, has been made available concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting.  We will send a copy of our Annual Report, or any exhibit thereto, as filed with the SEC, to any stockholder without charge, upon written request to Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Erik Romslo, Corporate Secretary.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding,” by which certain stockholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each stockholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

STOCKHOLDER PROPOSALS FOR
2024 ANNUAL MEETING

Stockholder Proposals to be Included in Proxy Statement for 2024 Annual Meeting

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal (a “Rule 14a-8 Proposal”) to be considered for inclusion in our proxy materials and for presentation at the 2024 Annual Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Secretary at our principal executive offices (located at Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343) no later than December 14, 2023. The company suggests that any such proposal be sent by certified mail, return receipt requested. Such proposals must also meet all the relevant requirements of our bylaws in order to be included in our proxy statement.

Director Nominations and Stockholder Proposals for Presentation at the 2024 Annual Meeting

Stockholders who wish to nominate one or more individuals to serve as directors or to bring a proposal of business before the 2024 Annual Meeting of Stockholders (other than a Rule 14a-8 Proposal), must be a stockholder of record and must notify in writing our Secretary and provide the information required by Section 11(a)(iii) of our bylaws. The notice must be delivered to, or mailed and received at, Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Secretary, not later than the close of business on February 25, 2024 and not earlier than the close of business on January 26, 2024. However, if the date of our 2024 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from May 25, 2024, then such notice must be delivered to, or mailed and received at, Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Secretary, not earlier than the close of business on the 120th calendar day prior to the date of the 2024 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the date of the 2024 Annual Meeting of Stockholders or the tenth day following the day on which the public announcement (as defined in our bylaws) of the date of the 2024 Annual Meeting of Stockholders is first made. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in our bylaws.

In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices (located at Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343) no later than 60 calendar days prior to the first anniversary date of this year’s Annual Meeting. If the date of the 2024 Annual Meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. Accordingly, for the 2024 Annual Meeting of Stockholders, we must receive such notice no later than March 26, 2024.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement.  Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting.  However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors,

Bahram Akradi Chairperson of the Board of Directors

APPENDIX A
NORTHERN OIL AND GAS, INC.
AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

1.    Purpose. The purpose of the Northern Oil and Gas, Inc. Amended and Restated 2018 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success.
2.    Definitions. In this Plan, the following definitions will apply.
(a)    “Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b)    “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Agreement is subject to the terms and conditions of the Plan.
(c)    “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or an Other Stock-Based Award.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Cause” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, a Participant’s (i) ongoing failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.
(f)    “Change in Control” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, one of the following:
(1)    An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)    any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B)    any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan; or

(C)    any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of more than 50% of the Company’s Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 50% of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(2)    Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)    A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company's Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A.
(g)    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.
(h)    “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3. The Committee shall be the Compensation Committee of the Board unless otherwise specified by the Board.
(i)    “Company” means Northern Oil and Gas, Inc., a Delaware corporation, and any successor thereto.

(j)    “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.

(k)    “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(l)    “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).
(m)    “Employee” means an employee of the Company or an Affiliate.
(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.
(o)    “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.
    (p)    “Fair Market Value” means the fair market value of a Share determined as follows:

(1)    If the Shares are readily tradable on an established securities market (as determined under Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)    If the Shares are not then readily tradable on an established securities market (as determined under Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Section 409A.

(q)    “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.

(r)    “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(s)    “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.
(t)    “Non-Employee Director” means a member of the Board who is not an Employee.
(u)    “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

    (v)    “Original Effective Date” means August 23, 2018.

(w)    “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

    (x)    “Parent” means a “parent corporation,” as defined in Code Section 424(e).

    (y)    “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.
(z)    “Plan” means this Northern Oil and Gas, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended and in effect from time to time.
(aa)    “Prior Plan” means the Northern Oil and Gas, Inc. 2013 Incentive Plan, as amended as of the Original Effective Date of this Plan.

    (bb)    “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(cc)    “Section 409A” means Section 409A of the Code, and the regulations and guidance promulgated thereunder.
(dd)    “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.
(ee)    “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.
(ff)    “Share” means a share of Stock.
(gg)    “Stock” means the common stock, $0.001 par value per Share, of the Company.
(hh)    “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(ii)    “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(jj)    “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(kk)    “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(ll)    “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3.    Administration of the Plan.
(a)    Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.
(b)    Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)    determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)    cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 15(d) and 15(e);

(3)    adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4)    granting Substitute Awards under the Plan;

(5)    taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers; and
(6)    requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.

(c)    Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)    Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to

Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)    Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)    Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual's duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise.

4.    Shares Available Under the Plan.

(a)    Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 4,500,000, plus any Shares of Stock remaining available for future grants under the Prior Plan on the Original Effective Date. No further awards may be made under the Prior Plan after the Original Effective Date of this Plan. Shares issued under the Plan may come from authorized and unissued shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:
(1)    Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.
(2)    Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(3)    Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(4)    Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

    (b)    Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the Original Effective Date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)    Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
(d)    No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

(e)    Limits on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any Non-Employee Director (excluding any Awards granted at the election of a Non-Employee Director in lieu of all or any portion of retainers or fees otherwise payable to Non-Employee Directors in cash) with respect to such individual’s Service as a Non-Employee Director shall not exceed $1,000,000.

5.    Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.
6.    General Terms of Awards.
(a)    Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.
(b)    Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and, consistent with the requirements of this Section 6(b), the applicable vesting conditions and any applicable performance period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date (during which no portion of the award may be scheduled to vest), and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i)  a Change in Control as provided in Section 12(b)(2), 12(b)(4) or 12(c), (ii) a termination of Service due to death or Disability, (iii) a Substitute Award that does not reduce the vesting period of the award being replaced, (iv) Awards made in payment of or exchange for other compensation already earned and payable, (v) Awards made to Non-Employee Directors, and (vi) outstanding, exercised and settled Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a). Unless the Committee provides otherwise, the vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.
(c)    Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.
(d)    Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e)    Termination of Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):
(1)    Upon termination of Service for Cause, or upon conduct during a post-termination exercise period that would constitute Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)    Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.
(3)    Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.
(4)    Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.
(f)    Rights as Stockholder. No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.
(g)    Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. The Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals.
(h)    Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

(i)    Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine, or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.

7.    Stock Option Awards.
(a)    Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Section 409A and, in the case of Incentive Stock Options, Code Section 424).
(b)    Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).
(c)    Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.
(d)    Incentive Stock Options.
        (1)    An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be the total number of Shares in the Plan’s share reserve as specified in the first sentence of Section 4(a), subject to adjustment as provided in Section 12(a).
        (2)    No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.

(3)    For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.
(4)    If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, or otherwise fails to qualify as an Incentive Stock Option, such Option shall thereafter be treated as a Non-Qualified Stock Option.
(5)    The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.
8.    Stock Appreciation Right Awards.
    (a)    Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Section 409A).
    (b)    Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.
9.    Restricted Stock Awards.
(a)    Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.
(b)    Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a stockholder, including the right to vote the Shares of Restricted Stock.
10.    Stock Unit Awards.
(a)    Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.
(b)    Settlement of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.
11.    Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.    Changes in Capitalization, Corporate Transactions, Change in Control.

(a)    Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)    Corporate Transactions. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1)    Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Section 409A (and Code Section 424 if the Award is an ISO), either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(2)    Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Option and SAR Awards shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, and (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, provided that, for all outstanding performance-based awards, all performance goals or other vesting criteria will be treated as achieved at the greater of target level of performance or actual performance, and all other terms and conditions met. The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 12(b)(2) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3)    Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(3) shall be the number of Shares as to which the Award would have vested, assuming that all performance goals or other vesting criteria were achieved at the greater of target level of performance or actual performance, and all other terms and conditions met. Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)    Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within 24 months after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full; provided that, for all outstanding performance-based awards, all performance goals or other vesting criteria will be treated as achieved at the greater of target level of performance or actual performance, and all other terms and conditions met.

(c)    Other Change in Control. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, if within 24 months after a Change in Control that does not involve a Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full; provided that, for all outstanding performance-based awards, all performance goals or other vesting criteria will be treated as achieved at the greater of target level of performance or actual performance, and all other terms and conditions met.

(d)    Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

(e)    Parachute Payment Limitation.

(1)    Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code, and would, but for this Section 12(e) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law and any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing clauses (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(2)    Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute deferred compensation subject to Section 409A of the Code shall be reduced first, and (ii) Covered Payments that are cash payments shall be reduced before non-cash payments, and Covered Payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(3)    If, notwithstanding the initial application of this Section 12(e), the Internal Revenue Service determines that any Covered Payment constitutes an “excess parachute payment” (as defined by Section 280G(b) of the Code), this Section 12(e) will be reapplied based on the Internal Revenue Service’s determination, and the Participant will be required to promptly repay the portion of the Covered Payments required to avoid imposition of the Excise Tax together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Participant’s receipt of the excess payments until the date of repayment).

(4)    Any determination required under this Section 12(e) shall be made in writing in good faith by the accounting firm which was the Company's independent auditor immediately before the Change in Control (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Participant as requested by the Company or the Participant. The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 12(e).

13.    Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.    Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.
15.    Effective Date, Duration, Amendment and Termination of the Plan.
(a)    Effective Date. This Plan was first effective on August 23, 2018. The Amended and Restated Plan shall become effective on the date that its amendment and restatement is approved by the Company’s stockholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to the Original Effective Date. If the Company’s stockholders fail to approve the Amended and Restated Plan, the Amended and Restated Plan will not take effect.
    (b)    Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Amended and Restated Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.
(c)    Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant's consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)    Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 16(i).

(e)    No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s stockholders.

16.    Other Provisions.
(a)    Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b)    Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
(c)    Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws.  Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 16(i).
(d)    Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
(e)    Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.
    (f)    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

    (g)     Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Section 409A and thereby be exempt from Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Section 409A, or will comply with the requirements of Section 409A, and to the maximum extent permitted, Awards shall be limited, construed, administered and interpreted in accordance with this intent. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Section 409A:

        (1)    If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Section 409A;

        (2)    Each amount to be paid under an Award or this Plan shall be construed as a separate and distinct payment for purposes of Section 409A; and

(3)    If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Section 409A, then no payment shall be made, except as permitted under Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Section 409A, specified employees will be identified in accordance with the default provisions specified under Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

    (h)    Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 16(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

    (i)    Forfeiture and Compensation Recovery.

(1)    The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

        (2)    In addition to those provisions in Section 16(i)(1), any Award granted under this Plan, and any compensation associated therewith, shall be subject to potential forfeiture, recovery or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act, the SEC’s final rules thereunder (Listing Standards for Recovery of Erroneously Awarded Compensation, 87 Fed. Reg. 73076-73142) and any applicable listing rules or other rules and regulations implementing the foregoing, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

NORTHERN OIL AND GAS, INC. 4350 Baker Road, Suite 400 Minnetonka, MN 55343
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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees
01 Bahram Akradi	02 Lisa Bromiley	03 Roy Easley		04 Michael Frantz
05 William Kimble	06 Jack King	07 Stuart Lasher		08 Jennifer Pomerantz

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.					☐	☐	☐
3.	To add shares to and approve an Amended and Restated 2018 Equity Incentive Plan.					☐	☐	☐
4.	To approve, on an advisory basis, the compensation paid to our named executive officers.					☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 5.					1 year	2 years	3 years	Abstain
5.	To approve, on an advisory basis, the frequency of holding future advisory votes on executive officer compensation.				☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

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NORTHERN OIL AND GAS, INC. Annual Meeting of Stockholders May 25, 2023, 1:00 PM CDT This proxy is solicited by the Board of Directors
The stockholder(s) hereby revokes all prior proxies and appoint(s) Nicholas O’Grady and Chad Allen, or either of them, as proxies, with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Northern Oil and Gas, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, CDT on May 25, 2023 via live webcast at www.virtualshareholdermeeting.com/NOG2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side